UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)
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The Great Atlantic & Pacific Tea Company

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THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
2 PARAGON DRIVE
MONTVALE, NEW JERSEY 07645
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 15, 2010
To the Stockholders of The Great Atlantic & Pacific Tea Company, Inc.:
We will hold the Annual Meeting of Stockholders (the “Annual Meeting”) of The Great Atlantic & Pacific Tea Company, Inc. (the “Company”) at The Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey, on Thursday, July 15, 2010, at 9:00 A.M. (E.D.T.) for the following purposes:
1. to consider and vote on a proposal to approve an amendment to the Company’s charter in the form attached to the accompanying proxy statement as Appendix A and incorporated herein by reference to increase the total number of shares of common stock which the Company has authority to issue from 160,000,000 to 260,000,000 shares.
2. to consider and vote on a proposal to elect eleven (11) directors of the Company, four (4) of which will be elected by the holders of our Series A-T convertible preferred stock, voting separately as a class; two (2) of which will be elected by the holders of our Series A-Y convertible preferred stock, voting separately as a class; and five (5) of which will be elected by the holders of our common stock and the holders of shares of our preferred stock, voting together as a class.
3. to consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.
4. to transact such other business as may properly come before the meeting and any adjournments thereof.
The Board of Directors has fixed May 20, 2010 as the record date for this meeting. Only stockholders of record at the close of business on that date are entitled to receive notice and to vote at the meeting or at any adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder present at the Annual Meeting and, for any purpose relevant to the Annual Meeting, during ordinary business hours for at least ten (10) days prior to the Annual Meeting, at the corporate offices of the Company at the address indicated above.
Notice Regarding Availability of Proxy Materials for the 2010 Annual Meeting of Stockholders to be Held on July 15, 2010
Financial and other information concerning the Company is contained in our Annual Report to Shareholders for the fiscal year ended February 27, 2010, a copy of which accompanies this proxy statement. This proxy statement and our fiscal 2009 Annual Report to Shareholders are available free of charge on our web site at http://aptea.com/investors.asp.
Whether or not you plan to attend the Annual Meeting in person, we urge you to ensure your representation by voting by proxy as promptly as possible. You may vote by completing, signing, dating and returning the enclosed proxy card by mail, or you may vote by telephone or electronically through the Internet, as further described on the proxy card. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.
By Order of the Board of Directors
CHRISTOPHER W. MC GARRY
Senior Vice President, General Counsel & Secretary

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
2 PARAGON DRIVE
MONTVALE, NEW JERSEY 07645

PROXY STATEMENT

SOLICITATION AND REVOCATION OF PROXIES
This proxy statement is furnished for use at the Annual Meeting. It is expected that the solicitation of proxies will be primarily by mail. Proxies may also be solicited personally by regular employees of the Company, by telephone or by other means of communication at nominal cost. The Company will bear the cost of such solicitation. It will reimburse banks, brokers and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of stock in accordance with the New York Stock Exchange (“NYSE”) schedule of charges. Any stockholder giving a proxy has the power to revoke it at any time prior to its exercise by giving notice in writing to the Secretary of the Company, at the address above, or by casting a ballot at the meeting in person or by signing and timely returning another proxy card bearing a later date. This proxy statement is first being mailed to stockholders on or about June 1, 2010. In this proxy statement, all references to the Company’s 2009 fiscal year means the period commencing on March 1, 2009 and ending on February 27, 2010 (“Fiscal 2009”).
Voting at Meeting
Only stockholders of record at the close of business on May 20, 2010 will be entitled to vote at the Annual Meeting. As of May 20, 2010, there were xx,xxx,xxx shares of common stock, $1 par value (the “Common Stock”) outstanding. In addition, there were 60,000 shares of the Company’s 8% Cumulative Convertible Preferred Stock, Series A-T (the “Series A-T Preferred Stock”) outstanding and entitled to vote held by Tengelmann Warenhandelsgesellschaft KG (“Tengelmann”) and 115,000 shares of the Company’s 8% Cumulative Convertible Preferred Stock, Series A-Y (the “Series A-Y Preferred Stock”) outstanding and entitled to vote held by the Yucaipa American Alliance Fund II, LP and the Yucaipa American Alliance (Parallel) Fund II, LP (collectively, the “Yucaipa Investor”) (together, the Series A-T Preferred Stock and the Series A-Y Preferred Stocks are known as the “Preferred Stock”).
The Company’s by-laws and the Articles Supplementary of the Company’s Preferred Stock (the “Articles Supplementary”) provide that each holder of Series A-T Preferred Stock and Series A-Y Preferred Stock shall vote together with the holders of the Company’s Common Stock on all matters on which the holders of Common Stock are entitled to vote. On such matters, each holder of Series A-T Preferred Stock and Series A-Y Preferred Stock is entitled to such number of votes as the number of shares of Common Stock into which their Preferred Stock would be convertible as of the record date (i.e., on an “as converted” basis). For the holders of the Series A-T Preferred Stock, this amounts to 12,000,000 votes. For the holders of the Series A-Y Preferred Stock, this amounts to 23,000,000 votes. Every holder of Common Stock is entitled to one vote for every share on any matter on which holders of Common Stock are entitled to vote. The Common Stock and Preferred Stock are collectively referred to in this proxy statement as the voting securities.
The Company’s by-laws and the Articles Supplementary also provide that, so long as Series A-T Preferred Stock or Series A-Y Preferred Stock remains outstanding, the holders are each entitled to vote separately as a single class, and to the exclusion of other holders of the Company’s voting securities, to elect a certain number of directors. As of the record date, holders of Series A-T Preferred Stock are entitled to elect four (4) directors, while holders of Series A-Y Preferred Stock are entitled to elect two (2) directors.
With regard to Proposal 2, the holders of the Series A-T Preferred Stock, voting separately as a class, will be voting on the election of four (4) directors. The holders of the Series A-Y Preferred Stock, voting separately as a class, will be voting on the election of two (2) directors. The holders of the Preferred Stock and the Common Stock, together voting as a class, will be voting on the election of the remaining five (5) directors, with the holders of the Preferred Stock voting such shares on an “as converted” basis. In connection with their purchase of Preferred Stock, Tengelmann and the Yucaipa Investor have each agreed to cause all voting securities held by such stockholder to be present at our annual meeting and to vote all voting securities beneficially owned by it for all nominees for election as directors by holders of Common Stock in a manner identical, on a proportionate basis, to the manner in which all other stockholders vote their shares, disregarding abstentions and broker non-votes.
There are no appraisal or dissenter’s rights with respect to any matter to be voted on at the Annual Meeting. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. A majority of the issued and outstanding voting securities represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business.

If shares are not voted in person, they cannot be voted on your behalf unless a proxy is given. Subject to the limitations described below, you may vote by proxy:
(i)	by completing, signing and dating the enclosed proxy card and mailing it promptly in the enclosed envelope;

(ii)	by telephone; or

(iii)	electronically through the Internet.
Voting by Proxy Card
Each stockholder may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of voting securities represented by your proxy will be voted as you specify on the proxy card. If you own voting securities through a broker, bank or other nominee that holds voting securities for your account in a “street name” capacity, you should follow the instructions provided by your nominee regarding how to instruct your nominee to vote your shares.
Voting by Telephone or Through the Internet
If you are a registered stockholder (that is, if you own voting securities in your own name and not through a broker, bank or other nominee that holds voting securities for your account in “street name”), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 11:59 PM on July 14, 2010. Please see the proxy card provided to you for instructions on how to access the telephone and Internet voting systems. If your shares of voting securities are held in “street name” for your account, your broker, bank or other nominee will advise you whether you may vote by telephone or through the Internet.
PROPOSAL 1— AMENDMENT OF COMPANY CHARTER TO INCREASE AUTHORIZED SHARES FROM 160,000,000 TO 260,000,000
As the Company previously disclosed on August 5, 2009, in connection with the issuance and sale of the Series A-T Preferred Stock and the Series A-Y Preferred Stock the Company entered into amended and restated stockholder agreements with each of Tengelmann and the Yucaipa Investor, respectively, which require the Company to call a meeting of stockholders prior to August 4, 2010 to vote upon the approval of an amendment of the Company’s charter to increase the number of shares of the Company’s Common Stock authorized for issuance. This is intended to give the Company additional flexibility to pay dividends on the Preferred Stock, if necessary, in additional shares of Preferred Stock.
As of the record date, [xx,xxx,xxx] shares of the Company’s Common Stock were issued and outstanding, 8,213,090 shares were reserved for issuance pursuant to outstanding or future grants under the Company’s equity compensation plans, 7,652,135 shares were reserved for issuance upon the exercise of warrants assumed and the rollover warrants issued in connection with the Company’s acquisition of Pathmark Stores, Inc. (“Pathmark”), 1,495,943 shares were reserved for issuance under share lending agreements, 13,534,786 shares were reserved in connection with new warrants issued in connection with the Pathmark acquisition, 11,278,999 shares were reserved for issuance upon the conversion of certain convertible notes issued in connection with the Pathmark acquisition and 35,000,000 shares were reserved for issuance upon the exercise of the conversion feature of the Preferred Stock, for a total of [134,674,953] shares of the Company’s Common Stock issued or reserved for issuance pursuant to outstanding obligations as of the record date out of the 160,000,000 shares authorized for issuance under the Company’s charter.
In accordance with the terms of the Articles Supplementary, the Company would need to reserve an additional 32,529,400 shares of its Common Stock if the Company were to pay the dividends payable on the Preferred Stock in additional Preferred Stock through the maturity date of the Preferred Stock.

Therefore, in order to provide the Company with the flexibility to pay dividends on the Preferred Stock in additional Preferred Stock if necessary or desirable, as well as to provide the Company flexibility to issue shares of Common Stock for other purposes, the Company’s stockholders are being asked to consider and vote on a proposal to approve an amendment to the Company’s charter in the form attached to this proxy statement as Appendix A and incorporated herein by reference to increase the total number of shares of Common Stock which the Company has authority to issue from 160,000,000 to 260,000,000.
The proposal to amend the Company’s charter requires the affirmative vote of two-thirds of the outstanding voting securities. Therefore, a stockholder’s failure to vote, a broker nonvote or an abstention will have the same effect as a vote “AGAINST” approval of the amendment to the Company’s charter.
The Company’s board of directors deems it advisable and in the best interests of the Company to increase the number of authorized shares of common stock in order to meet its current reserve share obligations, to ensure that there is a sufficient number of authorized shares available to permit the Company to pay dividends on the Preferred Stock in additional Preferred Stock, if necessary or desirable, and to provide the Company with flexibility to issue Common Stock for other general corporate purposes in the future.
The Company’s board of directors unanimously recommends that the Company’s stockholders vote “FOR” the proposal to approve the amendment to the Company’s charter.
PROPOSAL 2 — ELECTION OF DIRECTORS
Eleven (11) directors are to be elected to hold office until the next annual meeting and until their successors are elected and shall qualify. The persons named as proxies in the accompanying proxy intend to vote, unless otherwise instructed, for the election to the Board of Directors of the persons named below, each of whom has consented to nomination and to serve if elected. All nominees are presently members of the Board of Directors.
We believe our directors should possess the highest personal and professional integrity and values, and be committed to representing the long-term interests of our stockholders. While the Company has not prescribed specific standards for considering diversity among director nominees, we have determined it is desirable for the Board to have a variety of differences in viewpoint, educational background, skills, gender, age, ethnic background, geographic origin and professional experience. We expect our directors to possess practical wisdom, mature judgment, an inquisitive perspective and business acumen. We also endeavor to have a Board that reflects a range of experiences at policy making levels, as well as executive-level experience in areas that are important to the Company’s business. Below are the key experience, qualifications and skills our directors bring to the Board that are most important to our business:
Leadership Experience. We believe that directors with experience in significant leadership positions over an extended period, especially CEO and other executive-level positions, provide the Company with special insights. These people generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and methods to drive change and growth. Through their service as leaders at other organizations, they have access to important sources of market intelligence, analysis and relationships that benefit the Company.
Industry Experience. We seek to have directors possessing experience as executives, directors or in other leadership positions in the grocery and food retailing industries. We believe that industry-specific knowledge and insight acquired through senior executive experience in the grocery and food retailing industry is critical to the development of strategy and the effective oversight of management’s execution against goals.
Finance Experience. We believe that an understanding of finance and financial reporting processes is important for our directors. The Company measures its operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and robust auditing are important to our success; we seek to have a number of directors who qualify as audit committee financial experts, and we expect all of our directors to be able to understand complex financial matters and concepts as they relate to our business.

Individual Characteristics. We believe it important for our directors to possess the aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company, as well as the personal qualities to be able to make a substantial active contribution to Board deliberations, including intelligence and wisdom, self-assuredness and interpersonal skills, courage, commitment and the willingness to ask a difficult question.
Under the rules of the NYSE and the Company’s “Standards of Independence,” a majority of the Board of Directors must be comprised of directors who are independent according to the rules of the NYSE. The Board has adopted categorical standards to assist it in making determinations of independence for directors; a copy of the Company’s Standards of Independence is available as Appendix A to the Corporate Governance Guidelines on the Company’s website, www.aptea.com, under the Corporate Governance menu/tab. The Board has determined that seven (7) of the eleven (11) nominees, namely Frederic Brace, Bobbie Gaunt, Dan Kourkoumelis, Edward Lewis, Gregory Mays, Maureen Tart-Bezer and Terrence Wallock, are independent directors under the Company’s Standards of Independence and the independence requirements in the NYSE listing rules, and that the remaining nominees are not independent under those standards.
The Directors to be elected by the holders of the Series A-Y Preferred Stock were nominated by the Yucaipa Investor pursuant to its rights under the Amended and Restated Yucaipa Shareholder Agreement, which was entered into in connection with the issuance by the Company of the A-Y Preferred Stock.  The Yucaipa Investor holds and is entitled to vote all shares of the Series A-Y Preferred Stock.  Similarly, the Directors to be elected by the holder of the Series A-T Preferred Stock were nominated by Tengelmann pursuant to its rights under the Amended and Restated Tengelemann Shareholder Agreement, which was entered into in connection with the issuance by the Company of the A-T Preferred Stock.  Tengelmann holds and is entitled to vote all shares of the A-T Preferred Stock.
The proposal to elect directors by holders of Common Stock requires the affirmative vote of a plurality of all the voting securities cast. The proposals to elect directors by holders of shares of the Series A-T Preferred Stock and Series A-Y Preferred Stock, respectively, require the affirmative vote of a majority of the shares of Series A-T Preferred Stock and Series A-Y Preferred Stock, respectively, present at the meeting.
The Company’s board of directors unanimously recommends that the Company’s stockholders vote “FOR” the proposal to elect the following director nominees for a one year term ending in 2011.
Nominees for Election by Holders of Shares of Common Stock
Bobbie Andrea Gaunt
Ms. Gaunt, age 63, is and has been an independent member of the Board since May 15, 2001. Ms. Gaunt was elected an officer and vice president of the Ford Motor Company in June 1999, and served as President and Chief Executive Officer (“CEO”) of the Ford Motor Company of Canada, Ltd., from 1997 until her retirement from the company in December of 2000. Ms. Gaunt began her automotive career with Ford in 1972 and for over 28 years served in various managerial positions in the areas of sales, marketing, research and building customer relationships. Ms. Gaunt served as a member of the Board of Directors of ADVO, Inc. in Windsor, Connecticut from 2002 until the Company was sold in 2006, and between the months of June and October 2004 Ms. Gaunt served as ADVO’s Interim CEO. Ms. Gaunt served as a member of the Board of Directors, and of the audit and human resources committees, of Metro Inc., a Canadian grocery retailer, from 2005 to 2007. Ms. Gaunt is a member of the Board of Advisors of the Katz Business School, and the Board of Trustees at the University of Pittsburgh; and served as a member and chair of the Advisory Board of the Saugatuck Center for the Arts, in Saugatuck, Michigan from 2003 through 2007. Ms. Gaunt’s senior executive background and extensive managerial experience, including at Ford Canada, exemplify the qualifications and skills that we expect our directors to bring to the Board, and the Board therefore recommends her election as director.

Dan Plato Kourkoumelis
Mr. Kourkoumelis, age 59, is and has been an independent member of the Board since March 21, 2000. Mr. Kourkoumelis was president and chief operating officer of Quality Food Centers, Inc. from May 1989 until September 1996, and thereafter president and chief executive officer of Quality Food Centers, Inc. until September 25, 1998, when he retired after Quality Food Centers, Inc. was acquired. He also served as a director of Quality Food Centers, Inc. from April 1991 until March 1998. Mr. Kourkoumelis is a member of the board of directors of Expeditors International of Washington, Inc. and also serves as a member of that company’s compensation and audit committees. Mr. Kourkoumelis is a also director and past president of the Western Association of Food Chains, Inc. Mr. Kourkoumelis’ senior executive experience in, and extensive knowledge of, the food retailing industry exemplify the qualifications and skills that we expect our directors to bring to the Board, and the Board therefore recommends his election as director.
Edward Lewis
Mr. Lewis, age 70, is and has been an independent member of the Board since May 16, 2000. Mr. Lewis is chairman and founder of Essence Communications Partners, which was formed in 1969. He is member of the board of directors of the Economic Club of New York, The American Academy of Medicine, The Boys and Girls Club, Latina Media Ventures, LLC and the Board of Jazz at Lincoln Center for the Performing Arts. He also served as chairman of the Magazine Publishers of America from 1997 to 1999, becoming the first African-American to hold this position in the 75-year history of the organization. Mr. Lewis’ experience as founder and chairman of Essence Communications, and his active board service to a number of diverse organizations exemplify the qualifications and skills that we expect our directors to bring to the Board, and the Board therefore recommends his election as director.
Gregory Mays
Mr. Mays, age 63, is and has been an independent member of the Board since December 3, 2007. Mr. Mays has over thirty-five years of experience in the supermarket retailing industry in various managerial and executive positions. Currently, Mr. Mays is Chairman and a member of the compensation committee of Source Interlink Companies, Inc. Source Interlink Companies, Inc. filed for Chapter 11 bankruptcy protection in May of 2009 and emerged from bankruptcy in June of that year as a privately-held company. Mr. Mays also currently serves as CEO and a member of the board of directors of Simon Worldwide Inc., which holds an investment in Yucaipa AEC Associates, LLC, a limited liability company that is controlled by The Yucaipa Companies, LLC. Mr. Mays served as Chairman of Wild Oats Markets (“Wild Oats”) from July 2006 to October 2007. Mr. Mays also served as CEO of Wild Oats from September 2006 through October 2007. Mr. Mays was a member of the board of directors of Pathmark from June 2005 until the Company’s acquisition of Pathmark in December of 2007, at which time Mr. Mays was appointed to the Company’s Board. From January 2002 to September 2006 Mr. Mays maintained a consultancy practice providing supermarket industry expertise and related services to private equity organizations. Mr. Mays’ senior executive experience in, and extensive knowledge of, the food retailing industry exemplify the qualifications and skills that we expect our directors to bring to the Board, and the Board therefore recommends his election as director.
Maureen B. Tart-Bezer
Ms. Tart-Bezer, age 54, is and has been an independent member of the Board since May 15, 2001. Ms. Tart-Bezer was executive vice president and chief financial officer of Virgin Mobile USA, a wireless MVNO (mobile virtual network operator) venture in the United States from January 2002 through June 2006. Prior to this position, Ms. Tart-Bezer was executive vice president and general manager of the American Express Company, U.S. Consumer Charge Group through December 2001. From 1977 to January 2000, Ms. Tart-Bezer was with AT&T Corporation, serving as a senior financial officer of the company, including positions as senior vice president and corporate controller and senior vice president and chief financial officer for the Consumer Services Group. During 2007, Ms. Tart-Bezer served on the Board of Directors of Playtex Products, Inc. International until the company was sold in October of that year. In May of 2008, Ms. Tart-Bezer became a member of the board of directors of Foster Wheeler A.G. In February 2010 Ms. Tart-Bezer became a member of the Board of Directors of Sun Products Corp., a private corporation where she also serves as chair of their audit committee. Ms. Tart-Bezer’s senior executive experience with such organizations as Virgin Mobile and AT&T, together with her financial expertise, exemplify the qualifications and skills that we expect our directors to bring to the Board, and the Board therefore recommends her election as director.

Nominees for Election by Holders of Shares of Series A-T Preferred Stock
John D. Barline
Mr. Barline, age 63, is and has been a member of the Board since July 9, 1996. Mr. Barline, an attorney in private practice since 1973, is currently of counsel at the law firm of Williams, Kastner & Gibbs LLP in Tacoma, Washington. His areas of practice include corporate tax law, mergers and acquisitions, general business law, estate planning and real estate. He provides personal legal services to the Haub family including Christian W. E. Haub, the Executive Chairman of the Board of the Company (the “Executive Chairman”). Mr. Barline is a member of the board of directors and corporate secretary of Sun Mountain Resorts, Inc. and a member of the board of directors of Wissoll Trading Company, Inc. and Sun Mountain Lodge, Inc., each a closely held corporation owned primarily by the Haub family. He is also a member of the board of directors of the Le May Automobile Museum. Mr. Barline’s skills and significant experience as a seasoned corporate attorney, together with his service on the board of directors for a number of diverse organizations exemplify the qualifications and skills that we expect our directors to bring to the Board, and the Board therefore recommends his election as director.
Dr. Jens-Jürgen Böckel
Dr. Böckel, age 67, is and has been a member of the Board since April 29, 2004. Dr. Böckel has served as the chief financial officer of Tengelmann Warenhandelsgesellschaft KG (“Tengelmann”) since January 1, 2000. From January 1995 through December 1999, Dr. Böckel served as chief financial officer and as a member of the executive board of Schickedanz Holding-Stiftung & Co. KG, in Fürth, Germany. Dr. Böckel is a member of the supervisory board of Kaiser’s Tengelmann AG, in Viersen, Germany, OBI AG, in Wermelskirchen, Germany and Messe Düsseldorf GmbH in Düsseldorf and is a member of the supervisory board of Hauck & Aufhäuser Investment Banking in Frankfurt. He is also chairman of the advisory boards of Fiege Holding Stiftung & Co. KG in Greven and Mountain Partners AG, Wädenswil/Zurich in Switzerland and is a member of the advisory board of Keiper Recaro Group in Kaiserslautern.  Dr. Boeckel’s senior executive experience within the European retailing industry, together with his financial expertise and participation on advisory boards within the financial industry exemplify the qualifications and skills that we expect our directors to bring to the Board, and the Board therefore recommends his election as director.
Dr. Andreas Guldin
Dr. Guldin, age 48, became a member of the Board on May 1, 2007. Dr. Guldin was appointed Vice Chairman and Chief Strategy Officer for the Company effective October 15, 2009. He previously served as Executive Managing Director, Strategy and Corporate Development for the Company from May 1, 2007 to October 15, 2009.
Dr. Guldin was a Senior Executive Vice President (Corporate Finance) and Co-CFO of Tengelmann, a role which he held from July 2005 until April 2007. During that time he also served as an advisor to the Company’s Executive Chairman and Board of Directors, and was lead negotiator in the acquisition of Pathmark Stores, Inc. (“Pathmark”). Prior to joining Tengelmann, Dr. Guldin served from May 1995 to March 2005 as a member of the Executive Management Team and Chief Financial Officer at E. Breuninger GmbH & Co. (Germany), the most prestigious department store and fashion retailer in Germany. Since 2008, Dr. Guldin has served as CEO of Emil Capital Partners, LLC (“ECP”), an investment, management and consulting entity focused on business activities in North America. ECP is a wholly-owned subsidiary of Tengelmann and is a Company stockholder. Since April 2010, Dr. Guldin serves as the Chairman of the Board of XPact Consulting AG, a software consulting company in Germany. Dr. Guldin is a Visiting Faculty Member at the European Business School (Germany). He holds a doctorate degree in Economics and Business Administration, an MBA in Business Administration and a Masters Degree in Psychology. Dr. Guldin’s executive experience with prominent retailers in Germany, combined with his strategic advisory experience with the Company since 2005 exemplify the qualifications and skills that we expect our directors to bring to the Board, and the Board therefore recommends his election as director.

Christian W. E. Haub
Mr. Haub, age 45, is and has been a member of the Board since December 3, 1991. He currently serves as the Company’s Executive Chairman. Mr. Haub has served as Executive Chairman since August 15, 2005 and from October 20, 2009 to February 8, 2010 also served as Interim President and CEO. Prior thereto Mr. Haub served as CEO of the Company since May 1, 1998 and Chairman of the Board since May 1, 2001. In addition, Mr. Haub also served as President of the Company from December 7, 1993 through February 24, 2002, and from November 4, 2002 through November 15, 2004.
Mr. Haub is a partner and Co-CEO of Tengelmann. Mr. Haub is a member of the Board of Directors of Metro, Inc., Montreal, Quebec, Canada, and is on the board of trustees of St. Joseph’s University in Philadelphia, Pennsylvania. During his nearly 20 years of service to the Company, Mr. Haub has occupied the Company’s senior-most executive and Board leadership roles. This experience, combined with Mr. Haub’s extensive knowledge of the Company’s operations and the markets in which the Company competes, has equipped Mr. Haub with the qualifications and skills that we expect our directors to bring to the Board, and the Board therefore recommends his election as director.
Nominees for Election by Holders of Shares of Series A-Y Preferred Stock
Frederic F. Brace
Mr. Brace, age 52, is and has been an independent member of the Board since August 4, 2009. Mr. Brace served as Executive Vice President and the Chief Financial Officer of UAL Corp., an air transportation company, from August 2002 until his retirement in October 2008. UAL Corporation filed for Chapter 11 bankruptcy protection in December of 2002, and emerged from bankruptcy on February 1, 2006. Mr. Brace is also a member of the board of directors of Anixter International, a communications, electrical wire and cable products distribution company. Mr. Brace’s senior executive experience at United Airlines and his financial and strategic planning expertise exemplify the qualifications and skills that we expect our directors to bring to the Board, and the Board therefore recommends his election as director.
Terrence J. Wallock
Mr. Wallock, age 65, is and has been an independent member of the Board since August 4, 2009. Mr. Wallock is an attorney, consultant, and private investor and also serves as the secretary and acting general counsel of Simon Worldwide Inc., which holds an investment in Yucaipa AEC Associates, LLC, a limited liability company that is controlled by The Yucaipa Companies, LLC. Prior to engaging in a consulting and private legal practice in 2000, he served as senior executive and/or general counsel for a number of public companies, including Denny’s Inc., The Vons Companies, Inc. and Ralphs Grocery Company. Mr. Wallock is a seasoned general counsel possessing extensive executive experience within the grocery industry as well as significant experience working with boards of directors and corporate governance issues. This exemplifies the qualifications and skills that we expect our directors to bring to the Board, and the Board therefore recommends his election as director.
PROPOSAL 3 — RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PricewaterhouseCoopers LLP has been our independent registered public accounting firm since fiscal 2004. Our audit committee selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for our fiscal year ending February 26, 2011, subject to ratification by our shareholders. While it is not required to do so, our Board of Directors is submitting the selection of this firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our Board of Directors will, unless otherwise directed, be voted to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending February 26, 2011. The proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of all the voting securities present in person or by proxy and entitled to vote.
The Company’s board of directors unanimously recommends that the Company’s stockholders vote “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

BENEFICIAL OWNERSHIP OF SECURITIES [NOTE: TO BE UPDATED AS OF RECORD DATE]
Beneficial Ownership of More Than 5% of the Company’s Common Stock
Except as set forth below, as of May 20, 2010, no person beneficially owned, to the knowledge of the Company, more than 5% of the outstanding shares of the Company’s Common Stock.

		Amount and Nature of Beneficial Ownership(1)
		Total			Shared
Name and Address of	Title of	Beneficial	SoleVoting/Investment		Voting/Investment	% of
Beneficial Owner	Class	Ownership	Power		Power	Class
Christian W. E. Haub (2)	Common Stock	24,307,683	521,419	(3)	24,307,683	X.X
2 Paragon Drive	Series A-T	60,000			60,000	100
Montvale, NJ 07645	Preferred Stock
Erivan Karl Haub (2)	Common Stock	24,105,864	320,100		23,785,764	X.X
Wissollstrasse 5-43	Series A-T	60,000			60,000
45478 Mülheim an der Ruhr, Germany	Preferred Stock
Karl-Erivan Warder Haub (2)	Common Stock	23,798,764	13,000		23,785,764	X.X
Wissollstrasse 5-43	Series A-T	60,000			60,000
45478 Mülheim an der Ruhr, Germany	Preferred Stock
Tengelmann Warenhandelsgesellschaft KG (2)	Common Stock	23,785,764	0		23,785,764	X.X
Wissollstrasse 5-43	Series A-T	60,000			60,000
45478 Mülheim an der Ruhr, Germany	Preferred Stock
Aletheia Research & Management (4)	Common Stock	15,548,797	0		15,548,797	X.X
100 Wilshire Blvd., Suite 1960 Santa Monica, CA 90401
Bank of America Corporation (5)	Common Stock	4,925,404	0		4,925,404	X.X
100 North Tryon Street, Floor 25 Charlotte, NC 28255
GAMCO Investors, Inc. (6)	Common Stock	5,088,781	0		5,088,781	X.X
One Corporate Center Rye, NY 10580
DBD Cayman, Limited (7)	Common Stock	2,852,548	0		2,852,548	X.X
c/o Walkers Corp. Services Limited Walker House, 87 Mary St. Georgetown, Grand Cayman, Cayman Islands
The Yucaipa Companies LLC(8)	Common Stock	2,592,610			2,592,610	X.X
9130 W. Sunset Boulevard	Series A-Y	115,000			115,000	100
Los Angeles, CA 90069	Preferred Stock

(1)	For purposes of this table, a person or a group of persons is deemed to have “beneficial ownership” of any shares which such person has the right to acquire as of July 19, 2010 (60 days after May 20, 2010). For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares which such person or persons has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	The Company obtained the information regarding Tengelmann Warenhandelsgesellschaft KG (“Tengelmann”), Tengelmann Verwaltungsund Beteiligungs GmbH (“TVB”), Emil Capital Partners, LLC (“ECP”), Erivan Karl Haub (“Erivan”), Karl-Erivan Warder Haub (“Karl-Erivan”) and Christian W. E. Haub (“Christian”) from such persons, and from a Schedule 13D/A filed with the SEC on August 14, 2009. Tengelmann is engaged in general retail marketing. It owns, operates and has investments in, through affiliated companies and subsidiaries, several chains of stores, which principally sell grocery and department store items throughout the Federal Republic of Germany, other European countries and the United States. The general partners of Tengelmann are, TVB and two of Erivan’s sons, Karl-Erivan and Christian. Georg Haub is Erivan’s third son and is a Managing Director of a company affiliated with Tengelmann and a citizen of the United States and the Federal Republic of Germany whose business address is Wissollstrasse 5-43, 45478 Muelheim an der Ruhr, Federal Republic of Germany. TVB is the sole managing partner of Tengelmann. By virtue of the articles of association of Tengelmann, TVB has the exclusive right to direct Tengelmann and is solely responsible for its conduct. TVB, whose only stockholders are Erivan Karl Haub and his three sons, is not an operating company. Karl-Erivan and Christian are the only Managing Directors of TVB and by virtue of this office are co-CEOs of Tengelmann. Beneficial ownership of 60,000 shares of Series A-T Preferred Stock is convertible into Common Stock beginning on August 5, 2010, and entitles Tengelmann to vote with the holders of Common Stock on an as converted basis.

(3)	Includes options to purchase 226,958 shares of Common Stock, all of which are exercisable by July 15, 2010 (or within 60 days following May 20, 2010).

(4)	This information has been obtained from a Schedule 13D/A filed with the SEC on April 22, 2010 by Aletheia Research & Management, Inc. (“Aletheia”). As reported therein, Aletheia holds sole voting and dispositive power with respect to 15,548,797 shares of the Issuer’s Common Stock held by managed accounts over which Aletheia has discretionary authority and through partnerships with respect to which Aletheia serves as general partner.

(5)	The Company obtained the information regarding Bank of America Corporation from a Schedule 13G filed with the SEC on February 2, 2010 by Bank of American Corporation (“Bank of America”) as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) and filed for Bank of America Corporation, Bank of America, N.A., Columbia Management Advisors, LLC, IQ Investment Advisors LLC, and Merrill Lynch, Pierce, Fenner & Smith, Inc. Bank of America has shared voting power over 4,925,404 shares and shared dispositive power over 4,910,574 shares.

(6)	The Company obtained this information from a Schedule 13D/A filed with the SEC on December 30, 2009 by Mario J. Gabelli (“Mario Gabelli”) and/or one or more of the following entities which he directly or indirectly controls, or for which he acts as chief investment officer: GGCP, Inc. (“GGCP”), GAMCO Investors, Inc. (“GBL”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“GSI”), Gabelli & Company, Inc. (“Gabelli & Company”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”), and Mario Gabelli. Those of the foregoing persons are hereafter referred to as the “Reporting Persons”.

GGCP makes investments for its own account and is the controlling stockholder of GBL. GBL, a public company listed on the New York Stock Exchange, is the parent company for a variety of companies engaged in the securities business, including those named below. GAMCO, a wholly-owned subsidiary of GBL, is an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”). GAMCO is an investment manager providing discretionary managed account services for employee benefit plans, private investors, endowments, foundations and others. GSI, a majority-owned subsidiary of GBL, is an investment adviser registered under the Advisers Act and serves as a general partner or investment manager to limited partnerships and offshore investment companies. Gabelli & Company, a wholly-owned subsidiary of GSI, is a broker-dealer registered under the Securities Exchange Act of 1934, as amended, which as a part of its business regularly purchases and sells securities for its own account. Gabelli Funds, a wholly owned subsidiary of GBL, is a limited liability company. Gabelli Funds is an investment adviser registered under the Advisers Act which presently provides discretionary managed account services for a number of registered investment companies. Teton Advisors, an investment adviser registered under the Advisers Act, provides discretionary advisory services to several funds. The Reporting Persons do not admit that they constitute a group.

The aggregate number of securities to which this Schedule 13D relates is 5,088,781 shares, representing 8.65% of the approximately 58,802,461 shares outstanding. This latter number of shares is arrived at by adding the number of shares reported as being outstanding in the issuer’s most recently filed Form 10-Q for the quarterly period ended September 12, 2009 (58,344,210 shares) to the number of shares (458,251 shares) which would be receivable by the Reporting Persons if they were to convert all of the Issuer’s convertible preferred shares held by them into common shares. The Reporting Persons beneficially own those Securities as follows:

				% of
			Shares of Common	Common Plus
			Plus Convertible	Convertible
	Shares of	% of Class of	Preferred	Preferred
Name	Common Stock	Common	Converted	Converted

GAMCO	3,894,230	5.82%	3,399,176	5.78%

Gabelli Funds	1,176,000	2.02%	1,629,305	2.77%

Teton Advisors	60,300	0.10%	60,300	0.10%

Mario Gabelli is deemed to have beneficial ownership of the Securities owned beneficially by each of the foregoing persons. GSI is deemed to have beneficial ownership of the Securities owned beneficially by Gabelli & Company. GBL and GGCP are deemed to have beneficial ownership of the Securities owned beneficially by each of the foregoing persons other than Mario Gabelli and the Foundation.

Each of the Reporting Persons and covered persons has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the securities reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO does not have the authority to vote 173,000 of its reported shares, (ii) Gabelli Funds has sole dispositive and voting power with respect to the shares of the Issuer held by the Funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Issuer and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund’s shares, (iii) at any time, the Proxy Voting Committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mario Gabelli, GBL, and GGCP is indirect with respect to Securities beneficially owned directly by other Reporting Persons.

(7)	This information has been obtained from a Schedule 13G/A filed with the SEC on February 12, 2010, filed by DBD Cayman Limited, TCG Holdings Cayman II, L.P., TC Group Cayman Investment Holdings, L.P., TC Group CSP II, L.L.C., CSP II General Partner, L.P., Carlyle Strategic Partners II, L.P., each hereinafter individually referred to as a “Reporting Person.”

Carlyle Strategic Partners II, L.P. (“CSP II”) and CSP II Coinvestment, L.P. (“Coinvestment”) are the record owners of 2,756,726 Shares and 95,822 Shares, respectively. CSP II General Partner, L.P. is the general partner of both CSP II and Coinvestment. The sole general partner of CSP II General Partner, L.P. is TC Group CSP II, L.L.C., a limited liability company that is wholly owned by TC Group Cayman Investment Holdings, L.P. The sole general partner of TC Group Cayman Investment Holdings, L.P. is TCG Holdings Cayman II, L.P. The sole general partner of TCG Holdings Cayman II, L.P. is DBD Cayman Limited. Accordingly, each of CSP II General Partner, L.P., TC Group CSP II, L.L.C., TC Group Cayman Investment Holdings, L.P., TCG Holdings Cayman II, L.P., and DBD Cayman Limited may be deemed to be beneficial owners of the Shares held by CSP II and Coinvestment.

DBD Cayman Limited has investment discretion and dispositive power over the Shares. DBD Cayman Limited is controlled by its Class A members, William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein, and all action relating to the investment and disposition of the Shares held by CSP II and Coinvestment requires their approval, based on a majority vote. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein each disclaim beneficial ownership of the Shares held by CSP II and Coinvestment.

(8)	This information has been obtained from a Schedule 13D/A filed with the SEC on January 21, 2010, filed jointly by (i) Ronald W. Burkle, (ii) Yucaipa Corporate Initiatives Fund I, LLC, a Delaware limited liability company (“YCI LLC”), (iii) Yucaipa Corporate Initiatives Fund I, LP, a Delaware limited partnership (“YCI” and, together with YCI LLC, the “YCI Parties”), (iv) Yucaipa American Management, LLC, a Delaware limited liability company (“Yucaipa American”), (v) Yucaipa American Funds, LLC, a Delaware limited liability company (“Yucaipa American Funds”), (vi) Yucaipa American Alliance Fund I, LLC, a Delaware limited liability company (“YAAF LLC”), (vii) Yucaipa American Alliance Fund I, LP, a Delaware limited partnership (“YAAF”), (viii) Yucaipa American Alliance (Parallel) Fund I, LP, a Delaware limited partnership (“YAAF Parallel” and, together with Yucaipa American, Yucaipa American Funds, YAAF LLC and YAAF, the “YAAF Parties”), (ix) Yucaipa American Alliance Fund II, LLC, a Delaware limited liability company (“YAAF II LLC”), (x) Yucaipa American Alliance Fund II, LP, a Delaware limited partnership (“YAAF II”), (xi) Yucaipa American Alliance (Parallel) Fund II, LP, a Delaware limited partnership (“YAAF II Parallel” and, together with YAAF II LLC and YAAF II, the “YAAF II Parties” and, together with Mr. Burkle, the YCI Parties, the YAAF Parties, and each of the other YAAF II Parties, the “Yucaipa Companies”). Mr. Burkle is the managing member of YCI LLC, which is the general partner of YCI. Mr. Burkle is the managing member of Yucaipa American, which is the managing member of Yucaipa American Funds, which is the managing member of YAAF LLC, which, in turn, is the general partner of YAAF. Yucaipa American Funds is also the managing member YAAF II LLC, which, in turn, is the general partner of YAAF II and YAAF II Parallel. The principal business of each of the Yucaipa Companies is acquiring, investing in and/or managing large retail, logistics and manufacturing companies. YCI is the direct beneficial owner of 892,372 shares of Common Stock, (ii) YAAF is the direct beneficial owner of 850,125 shares of Common Stock, (iii) YAAF Parallel is the direct beneficial owner of 850,113 shares of Common Stock, (iv) YAAF II is the direct beneficial owner of 69,327 shares of A-Y Preferred Stock, and (v) YAAF II Parallel is the direct beneficial owner of 45,673 shares of A-Y Preferred Stock. The shares of Series A-Y Preferred Stock are convertible into Common Stock beginning on August 5, 2010, and entitle the holders to vote with the holders of Common Stock on an as converted basis. The following Yucaipa Companies entities pursuant to a warrant agreement have the right to purchase an aggregate of 6,965,858 shares of Common Stock (subject to adjustment) at an exercise price of $32.40 per share (the “Series B Warrants”): Yucaipa Corporate Initiatives Fund I, L.P. (2,397,648 shares); Yucaipa American Alliance Fund 1, L.P. (2,284,105 shares) and Yucaipa American Alliance (Parallel) Fund 1, L.P. (2,284,105 shares). The Series B Warrants are exercisable solely on a cashless basis, but the Company, in its sole discretion, is entitled to settle all or any portion of the Series B Warrants in cash. Since the Yucaipa Companies do not have any discretion or control over the cash settlement of the Series B Warrants, the securities underlying the Series B Warrants are not deemed beneficially owned by any of the Yucaipa Companies. The Series B Warrants expire on June 9, 2015.
SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
The following table sets forth the number of shares of Common Stock of the Company beneficially owned as of May 20, 2010 by each director and each Named Executive Officer (“NEO”), individually and by all directors and executive officers of the Company as a group:

		Shares	Stock
	Title of	Beneficially	Option	Deferred			% of
	Class	Owned(1)	Shares(2)	Plan(3)	Total		Class
John D. Barline	Common	30,629	212	35,205	66,046		*
Jens-Jürgen Böckel	Common	29,945	2,529	9,169	41,643		*
Frederic Brace	Common	0	0	0	0		*
Christian W.E. Haub(4)	Common	24,080,725	226,958	0	24,307,683		0.0
	Series A-T Preferred	60,000			60,000		100
Brenda Galgano	Common	54,030	38,922	0	92,952	(5)	*
Bobbie Andrea Gaunt	Common	11,392	4,428	80,675	96,495	(5)	*
Andreas Guldin	Common	13,141	21,824	0	34,965		*
Dan Kourkoumelis	Common	7,444	2,532	50,178	60,154		*
Edward Lewis	Common	45,404	633	22,615	68,652		*
Gregory Mays	Common	23,382	0	16,946	40,328		*
Ron Marshall	Common	0	0	0	0		*
Rebecca Philbert	Common	0	10,390	0	10,390		*
Maureen B. Tart-Bezer	Common	7,084	4,428	45,133	56,645		*
Terrence Wallock	Common	0	0	0	0		*
All directors and	Common	0	0	0	0		*
executive officers as	Series A-T Preferred	60,000	0	0	60,000		100
a group (___ persons)

*	Less than 1%

(1)	For purposes of this table, a person or a group of persons is deemed to have “beneficial ownership” of any shares which such person has the right to acquire as of July 19, 2010 (60 days after May 20, 2010). For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares which such person or persons has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	The amounts shown include all stock options granted under the Company’s stock option plans exercisable within sixty (60) days from May 20, 2010 (July 19, 2010).

(3)	The amounts shown represent the stock equivalent units accrued under the Company’s Directors’ Deferred Payment Plan and the 2004 Non-Employee Director Compensation Plan. These share equivalents are subject to Common Stock market price fluctuations.

(4)	Mr. Haub has shared voting and investment power over the shares owned by Tengelmann, ECP and his spouse and they are therefore included in the number of shares beneficially owned by him. The number of shares over which Mr. Haub has shared voting and investment power are as follows: Tengelmann – 22,495,371 shares of Common Stock; 60,000 shares of Series A-T Preferred Stock; ECP – 1,290,393 of Common Stock ; Spouse – 500 shares of Common Stock.

(5)	In the case of Ms. Galgano, this amount includes 15,000 shares pledged as security. In the case of Ms. Gaunt, this amount includes 12,392 shares pledged as security.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, file with the SEC initial reports of ownership of the Company’s Common Stock and changes in such ownership (i.e., Forms 3, 4 and 5). To the best of the Company’s knowledge, based solely on a review of the Section 16(a) reports and written statements from its executive officers and directors, the Company believes that during and with respect to Fiscal 2009 all required reports were filed on a timely basis.
THE BOARD OF DIRECTORS OF THE COMPANY
Governance of the Company
The Board of Directors is responsible for fiduciary oversight, strategic planning and monitoring and, through its oversight of the Management Development and Compensation Committee, compensation and succession planning. The Board has adopted a Code of Business Conduct and Ethics that applies to all employees, officers and directors of the Company, and has established a set of Corporate Governance Guidelines, which set forth the policies and principles of the Board and the Company.
The Board of Directors has established four (4) mandatory committees pursuant to its by-laws and applicable regulatory authorities: the Audit Committee; the Executive Committee; the Governance Committee; and the Management Development and Compensation Committee. The Audit Committee, Governance Committee, and Management Development and Compensation Committee each has a written charter, which prescribe the roles and responsibilities of the committee. These committee charters are published in the Corporate Governance section of the Company’s website, www.aptea.com. The Board of Directors generally makes committee and committee chair assignments at its meeting immediately following the annual meeting of stockholders. The Executive Committee is prescribed by the Company’s by-laws. The Board also establishes from time to time such non-mandatory committees as the Board deems appropriate to fulfill its responsibilities. Currently, the Board has established a Finance Committee and a Real Estate Committee as non-mandatory committees to oversee the Company’s financial strategy and real estate capital strategy, respectively. Additionally, in fiscal 2009, the Board established a special committee to oversee the August 2009 capital raise transaction. This special committee has since been dissolved.

The Company’s website, www.aptea.com, includes the following governance materials: the Corporate Governance Guidelines (including the procedures governing the submission of candidates for Board of Director elections), the Code of Business Conduct and Ethics, the charters for the Audit, Governance, Management Development and Compensation Committees of the Board, the charters for the Finance and Real Estate Committees (i.e., the non-mandatory committees) of the Board, the Company’s policy regarding attendance of members of the Board at annual meetings and information regarding the process by which stockholders and other interested parties can send communications to the Board, the Lead Director of the Board and the non-management Directors of the Board. Each of these documents are available in print to any stockholder or other interested party upon written request to the Senior Vice President, General Counsel & Secretary, 2 Paragon Drive, Montvale, NJ 07645, or by calling (201) 571-4355. All stockholders or other interested parties may communicate directly with the Board, including any committee thereof or a specific Director, by sending an email to bdofdirectors@aptea.com or by writing to the following address: c/o The Great Atlantic & Pacific Tea Company, Inc., Senior Vice President, General Counsel & Secretary, 2 Paragon Drive, Montvale, NJ, 07645.
The Board’s Leadership Structure
The Board is committed to strong, independent Board leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance. A significant majority of our Board members are independent directors who are highly qualified and experienced and exercise a strong, independent oversight function. This oversight function is enhanced by the fact that the Board’s key committees – Audit, Management Development and Compensation, and Governance – are comprised entirely of independent directors. Further, as required by our Corporate Governance Guidelines, the independent directors have elected a Lead Director, with significant responsibilities. A number of Board and Committee processes, including regular executive sessions of independent directors, regular director sessions with the Chief Executive Officer and with members of management, and an annual evaluation of our Chief Executive Officer based upon by the Company’s achievement of pre-determined operating metrics, all provide substantial independent oversight of our Chief Executive Officer’s performance. The Board believes that this leadership structure helps the Board meet its fiduciary responsibilities to the Company and its shareholders by assuring that an independent voice is empowered to evaluate management performance and reflect best practices.
Our Board also believes that the interests of the Company and our stockholders are best served by maintaining the positions of Chief Executive Officer and Executive Chairman, with each reporting directly to the Board. The Chief Executive Officer exercises general and active supervision over all aspects of the business and affairs of the Company, its officers (other than the Executive Chairman) and employees. The Executive Chairman, in close consultation with the Lead Director, oversees and coordinates the operation and activities of the Board and provides leadership to the Board in its various responsibilities, including the evaluation, approval and oversight of the Company’s execution of strategy. Our executive Chairman, Mr. Haub, who has served as Chairman since 2001, is well aligned with shareholders by virtue of his relationship with Tengelmann. We believe that this board leadership structure is appropriate in maximizing the effectiveness of our Board oversight and in providing perspective to our business that is independent from the active conduct of the Company’s business.
We rely upon the collaboration of our Lead Director with the Executive Chairman to provide balanced leadership to the Board. While the Lead Director is elected annually by the independent directors, it is generally expected that he or she will serve for more than one year to provide consistency and continuity. Bobbie Gaunt has served as our Lead Director since January 1, 2004. The authority and responsibilities of the Lead Director include the following:
•	presiding over executive sessions of the non-management and independent directors;

•	calling meetings of the independent directors;

•	serving as principal advisor to the Executive Chairman on Board-wide issues as well as the scheduling of, and development of agendas for, Board and committee meetings;

•	advising on the quality, quantity and timeliness of information provided from Company management to the Boards;

•	engaging with senior management on behalf of the Board with respect to matters of significance to the Company; and

•	working with the chair of the Governance Committee to assess the quality of, and provide updates to, the self-evaluation processes utilized by the Board and the Board committees.
In performing the duties described above, the Lead Director is expected to consult with and solicit the participation of the chairs of the appropriate Board committees.
The Board’s Oversight of Risk Management
The Board believes that evaluating how management manages the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board meets at least quarterly with key members of management with primary responsibility for risk management, including the Company’s CEO, CFO and General Counsel. The Board also exercises its risk oversight responsibilities through its various committees. Our Audit Committee, for example, is primarily responsible for evaluating and monitoring the Company’s overall risk management processes. Among its duties, the Audit Committee reviews with management (a) Company policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (c) the Company’s compliance with legal and regulatory requirements. In addition, the Audit Committee meets regularly with management, including the CFO and General Counsel, and in private sessions with the Company’s independent auditors, at every regularly-scheduled meeting, where aspects of risk management are discussed.
While our Audit Committee has primary responsibility for overseeing enterprise risk management, each of our other Board committees also considers risk within its area of responsibility. For example, our Management Development and Compensation Committee considers the risks that may be implicated by our executive compensation programs and our Governance Committee reviews risks related to legal and regulatory compliance as they relate to corporate governance structure and processes. The Board’s non-mandatory committees also oversee risks associated with their respective areas of responsibility. For example, the Finance Committee and Real Estate Committee oversee the Company’s management of risk in the areas of finance and real estate-related capital, respectively. Our Board is apprised by the committee Chairs of significant risks and management’s response via regular quarterly reports. We believe the leadership structure of our Board supports the Board’s effective oversight of the Company’s risk management.
A&P’s management is responsible for day-to-day risk management. Our Finance, Legal and Internal Audit areas serve as the primary monitoring and testing function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.
Board Meetings and Committees
During Fiscal 2009, the Board of Directors held thirteen (13) meetings (including six (6) by telephone); the independent directors held four (4) meetings and committees of the Board held fifty-seven (57) meetings, comprised of 31 mandatory committee meetings and 26 non-mandatory meetings. Each director attended at least 95% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all Committees of the Board on which such director served. Each Board meeting includes an executive session of the independent directors, which is chaired by the Lead Director. The independent directors elected Bobbie Gaunt to serve as the Lead Director for fiscal 2010.

The current composition of the mandatory Board committees are as follows:

Management Development
Audit	and Compensation
Maureen Tart-Bezer (Chair)	Terrence Wallock (Chair)
Frederic Brace	Bobbie Gaunt
Dan Kourkoumelis	Gregory Mays
Edward Lewis

Executive	Governance
Christian Haub (Chair)	Dan Kourkoumelis (Chair)
John Barline	Bobbie Gaunt
Frederic Brace	Edward Lewis
Bobbie Gaunt	Maureen Tart-Bezer
Andreas Guldin	Terrence Wallock
Dan Kourkoumelis
Our Board of Directors has determined that each of the following directors is an “independent director” as such term is defined under the NYSE rules and the Company’s Standard of Independence:
Frederic Brace
Bobbie Gaunt
Dan Kourkoumelis
Edward Lewis
Gregory Mays
Maureen Tart-Bezer
Terrence Wallock
The Company complies with the NYSE’s requirement that the Board have a majority of independent directors and entirely independent audit, compensation and governance committees.
Audit Committee
The Audit Committee held seven (7) meetings in Fiscal 2009, including three (3) by telephone. The Board has determined that each member of the Audit Committee is independent in accordance with the NYSE listing rules, the Company’s Standards of Independence and Rule 10A-3 of the Securities Exchange Act. In addition, the Board has determined that each qualifies as an “audit committee financial expert,” as defined by the SEC’s rules.
Activities of the Committee are guided by the principles set forth in the Audit Committee Charter. A copy of this charter is available on the Company’s website at www.aptea.com under the Corporate Governance menu/tab. The Audit Committee (i) reviews annual financial statements prior to submission to the Board and reports thereupon, (ii) reviews quarterly results prior to release, (iii) at its discretion, examines and considers matters relating to the internal and external audit of the Company’s accounts and financial affairs, (iv) appoints the independent registered accountants, (v) determines the compensation and retention of, and oversees, the outside accountants, (vi) oversees the financial matters of the Company; and (vii) as appropriate, meets with Company personnel in the performance of its functions.
Review and Approval of Related-Person Transactions
Under the Audit Committee’s charter, any material potential conflict of interest or transaction between the Company and any “related person” of the Company must be reviewed and approved or ratified by the Audit Committee. SEC rules define a “related person” of the Company as any Company director (or nominee), executive officer, 5%-or-greater stockholder or immediate family member of these persons. In evaluating “related persons” transactions, the Audit Committee relies upon the Company’s “Policy and Procedures with Respect to Related Persons Transactions”.

The policy provides that any “related person” as defined above must notify the Senior Vice President, General Counsel and Secretary before becoming party to, or engaging in, a potential related-person transaction that may require disclosure in our proxy statement under SEC rules. Based on current SEC rules, transactions covered by the policy include:
•	any individual or series of related transactions, arrangements or relationships (including, but not limited to, indebtedness or guarantees of indebtedness), whether actual or proposed;

•	in which the Company was or is to be a participant;

•	the amount involved exceeds $120,000; and

•	in which the related person has or will have a direct or indirect material interest.
The Senior Vice President, General Counsel and Secretary initially determines whether a transaction is or may be covered by the policy. If the Senior Vice President, General Counsel and Secretary determines that the transaction is covered by the policy, the full Audit Committee must review and approve it. The Committee’s decision is final and binding. The policy also provides for a procedure to ratify related-person transactions where obtaining prior approval is deemed to have been impractical. Also, the policy provides for the Committee’s annual ongoing review of any related-person transaction that was previously approved by the Committee.
In considering potential related-person transactions, the Audit Committee looks not only to SEC and NYSE rules, including the impact of a transaction on the independence of any director (if applicable), but also to the consistency of the transaction with the best interests of the Company and our stockholders. As the policy describes in more detail, the factors underlying these considerations include:
•	whether the transaction is likely to have any significant negative effect on the Company, the related person or any Company employee;

•	whether the transaction can be effectively managed by the Company despite the related person’s involvement interest in it;

•	the purpose, and the potential benefits to the Company, of the transaction;

•	whether the transaction would be in the ordinary course of our business; and

•	the availability of alternative products or services (if applicable) on comparable or more favorable terms.
Management Development and Compensation Committee
The Management Development and Compensation Committee held sixteen (16) meetings in Fiscal 2009, including ten (10) by telephone. The Board has determined that each member of the Management Development and Compensation Committee is independent. The activities of the Committee are guided by the principles outlined in the Management Development and Compensation Committee charter. The charter may be found on the Company’s website at www.aptea.com under the Corporate Governance menu/tab.
The Management Development and Compensation Committee develops and oversees the Company’s compensation strategy and plan design. The Committee also oversees the Company’s executive succession planning. The Committee’s goal is to enable A&P to have the right people in the right place at the right time to deliver results, and to ensure the Company’s strategic and operational stability.
In particular, the Committee:
(i)	develops, reviews, modifies and approves all compensation for the Executive Chairman, the President and CEO, the Vice Chairman and for all of the CEO’s direct reports (collectively, the “Executives”);

(ii)	develops, approves and administers the employee stock option and long term incentive and share award plans;

(iii)	works with management to specify the talents and positions necessary to enable the Company’s short- and long-term strategies; and

(iv)	identifies the executive talent who possess the necessary capabilities currently or potentially through targeted development planning.

The specific guiding principles and processes that the Committee relies upon in meeting its responsibilities are described in the Compensation Discussion and Analysis (“CD&A”) that follows.
The Committee directly retains an independent outside compensation consultant (Towers Watson, formerly Towers Perrin) to:
•	assist in developing and evaluating the Company’s compensation strategy and programs;

•	review with the Committee its compensation decisions;

•	attend certain Committee meetings and provide third-party data, advice and expertise on proposed executive and director compensation; and

•	assist the Company in the preparation of its annual meeting proxy statement.
The compensation consultant provides no other services to the Company, except that one of the compensation consultant’s’s affiliates (Tillinghast Insurance Consulting) provides actuarial services for the Company in connection with the valuation of the Company’s self insurance reserves.
Governance Committee
The Governance Committee held five (5) meetings in Fiscal 2009. The Board has determined that each member of the Governance Committee is independent. The activities of the Committee are guided by the principles outlined in the Governance Committee charter. The charter may be found on the Company’s website at www.aptea.com under the Corporate Governance menu/tab. The Committee:
(i)	annually evaluates the performance of the members of the Board individually and as a group;

(ii)	oversees and recommends to the Board guidelines and policies for the corporate governance of the Company;

(iii)	examines the relationship between management and the Board;

(iv)	annually reviews the status of director compensation; and

(v)	acts as a committee for the nomination of candidates for election to the Board.
The Governance Committee will consider director candidates suggested by members of the Board, as well as candidates suggested by management and by stockholders. To submit a recommendation for the Company’s next annual meeting, anticipated to be held in July 2011, please provide the prospective candidate’s name, contact information, biographical data and qualifications, together with the prospective candidate’s written consent to being named as a nominee and to serving on the Board if nominated and elected, to the Governance Committee, c/o Senior Vice President, General Counsel & Secretary, The Great Atlantic & Pacific Tea Company, Inc., 2 Paragon Drive, Montvale, NJ, 07645, by January 28, 2010.
The Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation. For each candidate, the Governance Committee determines whether the candidate meets the Company’s minimum qualifications and specific qualities and skills for directors, which are set forth in the Corporate Governance section of the Company’s website, and evaluates the candidate’s (i) judgment, ethics, integrity and familiarity with national and international issues affecting business, (ii) depth of experience, skills and knowledge complementary to the Board and the Company’s business, and (iii) willingness to devote sufficient time to carry out the duties and responsibilities effectively. The Governance Committee also considers such other relevant factors as it deems appropriate.

Executive Committee
The Executive Committee held three (3) meetings in Fiscal 2009. Subject to the limitations of applicable law, the Company’s By-Laws authorize the Executive Committee to exercise the powers of the Board of Directors between meetings of the Board when such is deemed necessary in the management and direction of the business and affairs of the Company. However, in Fiscal 2009, as in past fiscal years, the Executive Committee did not exercise these powers, but provided, together with the Executive Chairman and the oversight of the Board, strategic leadership to the Company.
Board of Director Compensation
The Company pays non-employee directors in accordance with the A&P 2004 Non-Employee Director Compensation Plan (the “Director Plan”). The Plan provides for the payment of a portion of director compensation in cash and a portion in shares of the Company’s common stock. The Company does not pay the Executive Chairman or the Vice Chairman any additional compensation or benefits for serving on the Board or any Board committee because they are employees of the Company.
Outside Director Cash Compensation
During Fiscal 2009, the Governance Committee directed the compensation consultant to compare A&P’s director compensation program to those of A&P’s peer group companies.* Non-Employee Director cash compensation consists of an annual retainer, plus a per-meeting fee for attendance at all meetings in excess of the number anticipated at the beginning of the fiscal year. The use of a cash compensation retainer is intended to provide each independent director a level of fixed compensation that reflects the expectation that the Board and each committee would meet a certain customary number of times per year. The additional per-meeting fee is intended to compensate directors for their participation in board or committee meetings above and beyond the customary number of meetings each year.
The current fees payable to Directors for their service on the Board and in connection with Committee assignments are summarized as follows:

		Additional	Regular	Special Meeting
Board or Committee Role	Annual Retainer	Retainer	Meeting Fee	Fee
Board of Directors
Lead Director	$90,000	$120,000	$—	$1,500
All Other Directors	$90,000	$—	$—	$1,500

Audit Committee
Chair	$20,000	$15,000	$—	$1,500
Member	$20,000	$—	$—	$1,500

Executive Committee
Chair	$—	$—	$—	$1,500
Member	$7,500	$—	$—	$1,500

Governance Committee
Chair	$7,500	$10,000	$—	$1,500
Member	$7,500	$—	$—	$1,500

Mgmt. Dev. and Comp. Committee
Chair	$10,000	$13,000	$—	$1,500
Member	$10,000	$—	$—	$1,500

Non-Mandatory Committees
Chair	$7,500	$10,000	$—	$1,500
Member	$7,500	$—	$—	$1,500

*	For a list of companies in A&P’s peer group, please see the section entitled “Peer Group Data” on page 20 hereof.

Outside Director Stock Compensation Plan
In addition to the cash compensation outlined above, the Company annually awards to non-employee directors a number of shares of the Company’s Common Stock equal to $90,000 divided by the closing price of its Common Stock on the date of grant, namely, the first business day after the applicable Annual Meeting of Stockholders. Each non-employee director may elect to defer all or any portion of his/her cash and equity compensation. If the director elects to invest deferred cash compensation in the deferred stock account, the amount credited to that account is equal to 125% of the cash deferred. Although a non-employee director is fully vested in all deferred equity compensation, the Company’s obligation to pay benefits under the Director Plan represents an unfunded, unsecured obligation of the Company and no non-employee director will have any secured interest or claim in any assets or property of the Company.
The Company maintains stock ownership guidelines for the non-employee directors. Under these guidelines, the non-employee directors are expected to own common shares or share equivalents with an aggregate market value of $150,000. For the purpose of these guidelines, stock ownership means shares over which the director has direct or indirect ownership or control. Currently, all directors have met their ownership requirements except for Mr. Brace and Mr. Wallock, each of whom was appointed to the Board within the past year. Directors are expected to meet their ownership requirements within a reasonable time of becoming subject to the guidelines.
DIRECTOR COMPENSATION

	Fees Earned or Paid			All Other
	in Cash	Stock Awards		Compensation
Name	($)(1)	($)(2)		($)	Total($)
Barline, John	100,878	89,997	(3)	—	190,875
Boeckel, Jens-Juergen	91,876	89,999	(3)	—	181,875
Brace, Frederic	69,469	—			69,469
Gaunt, Bobbie	369,878	89,997	(3)	—	459,875
Kourkoumelis, Dan	183,375	90,000		—	273,375
Lewis, Ed	170,668	89,999	(3)	—	260,667
Mays, Gregory	119,626	89,999	(3)	—	209,625
Tart-Bezer, Maureen	192,042	90,000		—	282,042
Wallock, Terrence	68,050	—			68,050

(1)	Consists of the fees earned or paid in cash in Fiscal 2009. The amounts in this column also include fees earned or paid in cash in connection with the following Directors’ service on non-mandatory committees: Ms. Gaunt ($10,500); Mr. Kourkoumelis ($10,500); Mr. Lewis ($10,500); Mr. Mays ($10,500) and Ms. Tart-Bezer ($19,500).

(2)	This amount represents the grant date fair value of the total fees paid in stock for Fiscal 2009. The annual award is $90,000. Where the Director elects to receive his/her stock award immediately, the award is issued in an amount of whole shares whose total value is nearest to, but not in excess of, the dollar amount of the award. Any balance of fractional share units due the Directors are paid in cash and are reflected in the column entitled “Fees Earned or Paid in Cash”. For those Directors who defer their award, the entire award (including fractional shares) is placed in a director deferred stock account. Messrs. Brace and Wallock will be eligible for this award in FY2010.

(3)	Mr. Barline and Ms. Gaunt elected to receive 50% of their awards immediately and to defer the remaining 50%; Dr. Boeckel, Mr. Lewis and Mr. Mays elected to receive their awards immediately. For the reasons set forth in footnote 2 above, fractional share units were paid to them in cash in amounts of $2.64 for Mr. Barline and Ms. Gaunt, and $.95 for each of Dr. Boeckel, Mr. Lewis and Mr. Mays. These cash amounts are included in the column entitled “Fees Earned or Paid in Cash”.

CERTAIN RELATIONSHIPS AND TRANSACTIONS
Any proposed transactions in excess of $120,000 with related persons are submitted to the Audit Committee for approval. In Fiscal 2009, the Company did not participate in any transactions with related persons in which the amount involved exceeded $120,000, other than the items discussed below. In Fiscal 2009, the Company did not participate in transactions or agreements with related parties other than on terms comparable to those the Company believes it could have obtained from unaffiliated third parties.
On September 2, 2008, the Company borrowed $10.0 million from Erivan Haub and issued a three-year, unsecured promissory note (the “Note”). Erivan Haub is the father of our Executive Chairman, and is a limited partner of Tengelmann. The principal is due in a lump sum payment on August 18, 2011 and bears interest at the rate of 6% per year, payable in 12 equal payments of $150,000 over the term of the Note. The amount of interest paid on the Note in Fiscal 2009 was $750,000.
On January 4, 2008, the Company entered into an extension of a real estate lease for a residence for the benefit of Andreas Guldin, the Company’s Vice Chairman. The term of the lease, as extended, will run through May 31, 2010, and the aggregate amount of rent payable through the extended term is $200,000. The payment of Dr. Guldin’s living expenses through May 31, 2010 is a Company obligation under Dr. Guldin’s employment agreement. All rent payments under the lease, as extended, represent income that is taxable to Dr. Guldin; however, Dr. Guldin’s annual income is “grossed up” by the Company in an amount that is necessary to cover this tax obligation.
During fiscal 2009, our Company purchased $4.7 million in store fixtures from Source Interlink Companies, Inc, a media and marketing services company. Gregory Mays, who is a member of our Board of Directors, is currently the Chairman and a member of the compensation committee of Source Interlink Companies, Inc.
The 2009 Capital Raise
On August 4, 2009, the Company issued 60,000 shares of 8.0% Cumulative Convertible Preferred Stock, Series A-T, without par value, to affiliates of Tengelmann and 115,000 shares of 8.0% Cumulative Convertible Preferred Stock, Series A-Y, without par value, to affiliates of Yucaipa for aggregate net proceeds of approximately $162.2 million. At the closing of the transaction, and pursuant to the Investment Agreements relating thereto, the Company paid to Yucaipa the sum of $4,010,000, which was comprised of a placement fee in the amount of $2,625,000, reimbursement of $1,250,000 representing Yucaipa’s fees and expenses incurred in connection with the transaction, and reimbursement of $135,000 representing Yucaipa’s HSR filing fee in connection with the transaction. Also at closing of the transaction, the Company paid to ECP, as representative of Erivan Karl Haub, Christian W.E. Haub, Karl-Erivan Haub and Georg Rudolph Otto Haub (the “Tengelmann Partners”), the sum of $2,500,000, which was comprised of a placement fee in the amount of $1,500,000 and a transaction advisory fee in the amount of $1,000,000. In fiscal 2009 the Company also paid to ECP, as representative of the Tengelmann Partners, in accordance with the Company’s Investment Agreement with the Tengelmann Partners, the sum of $2,113,000, which consisted of expenses incurred by the Tengelmann Partners in connection with the capital raise transaction.
Concurrently with the issuance of the Preferred Stock, the Company entered into an amended and restated stockholder agreement with Tengelmann (the “Amended and Restated Tengelmann Stockholder Agreement”) and an amended and restated stockholder agreement with Yucaipa (the “Amended and Restated Yucaipa Stockholder Agreement” and, together with the Amended and Restated Tengelmann Stockholder Agreement, the “Stockholder Agreements”), amended its By-laws and filed Articles Supplementary with respect to the Preferred Stock, appointed two additional Yucaipa directors to the Company’s Board and reelected four existing Tengelmann directors to the Company’s Board.

Without Tengelmann and Yucaipa’s approval, the Company may not consummate certain business combinations, issue additional equity securities, amend the Company’s charter or by-laws, make amendments to Board committee charters which would circumvent the Stockholder Agreements, take actions which would dilute their ownership, take actions to amend certain of the Company’s existing indebtedness or limit the Company’s ability to pay cash dividends on the Preferred Stock. In addition, depending upon specified ownership thresholds maintained by Tengelmann and Yucaipa, without the approval of a majority of Tengelmann-appointed directors and at least one Yucaipa-appointed director, the Company may not enter into certain acquisitions or dispositions of assets, offer or repurchase equity securities, incur debt above specified levels or declare dividends on the Company’s Common Stock. Based upon certain ownership thresholds, without Tengelmann’s approval, the Company may not adopt certain anti-takeover measures or enter into affiliate transactions and the approval of a majority of Tengelmann directors may be required in order to adopt or amend any long-term strategic plan, adopt or amend any operating plan or budget or make capital expenditures over a certain threshold or appoint a chief executive officer.
The Company granted certain registration rights, preemptive rights and rights to nominate directors to the Company’s Board to Tengelmann and Yucaipa and certain tag-along rights to Yucaipa. In addition, Yucaipa granted the Company a right of first offer under certain circumstances on the transfer of voting power, which if exercised by the Company would then provide Tengelmann the right to purchase any such securities, pursuant to an agreement between the Company and Tengelmann.
Until August 4, 2014, or earlier if certain conditions occur, Yucaipa is subject to a standstill provision which prevents Yucaipa, without the approval of the majority of the Board of Directors (excluding the directors designated by Yucaipa), from acquiring beneficial ownership of securities above a 35.5% Common Stock threshold. Prior to December 4, 2010, subject to limited exceptions, Yucaipa may not transfer its Preferred Stock and is prohibited from transferring any securities to certain designated persons.
The Yucaipa Consulting Team
On November 1, 2009, the Company entered into consulting agreements with Thomas Dahlen, Steve Mortensen, Mark Orr and David Green, each of whom is an employee of Yucaipa, pursuant to which various grocery retailing consulting services are provided to the Company. The term of each agreement is one year, and each is renewable upon the mutual agreement of the parties. The consideration payable to each consultant during the term of his respective consulting agreement is $500,000.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
The Management Development and Compensation Committee sets the Company’s compensation strategy and philosophy, as well as the specific compensation levels for the NEOs and all direct reports to the CEO. The Committee relies upon input from senior management in its executive compensation process, as well as data, information and guidance the Committee receives from its compensation consultant. The following is intended to provide a clear understanding of the approach followed by the Committee to establish target pay levels for the NEOs and in determining actual incentive payout awards. It is supported by both a broad text disclosure, as well as a series of supplemental tables prescribed by the SEC and which summarize the different elements of compensation provided to the NEOs in Fiscal 2009.
Compensation Program Objectives
The objectives of the compensation programs at A&P are to:
•	Ensure management’s goals and interests are consistent with those of stockholders;
•	Offer pay elements which motivate and reward NEOs for improved short and long-term performance of the Company;
•	Build a cohesive, focused and energized leadership team;
•	Create sustained strategic and operational stability;
•	Attract and retain the right person for the right job at the right time; and
•	Pay competitively, when compared to compensation levels for other companies in the competitive market.
What the Compensation Program is Designed to Enable and Reward
The compensation program’s objective is to incentivize its participants to focus on the priorities of the Company as a whole while rewarding those behaviors that reflect extraordinary performance, which are directed towards achieving increased shareholder value and sustained profitable growth.
The Process for Setting Executive Compensation
As part of its ongoing due diligence to evaluate executive compensation the Committee started the formal process of reviewing compensation for the NEOs in the Fall of 2009. The Committee relied upon the following during its review process:
•	Input from the Committee’s compensation consultant;
•	Input from the CEO and Executive Chairman of the Board; and
•	Comparisons to compensation levels within the competitive market.
The Role of the Compensation Consultant
At the direction of the Committee, the compensation consultant gathered competitive market data from various sources and summarized its findings. From time to time the Committee asked the compensation consultant to provide feedback and comments on any compensation proposals submitted by management and to provide research or insights into prevalent or best practices on various aspects of the executive compensation program design at A&P. The compensation consultant undertook projects for the Company only at the direction of the Committee and was not separately retained by the Company’s management in fiscal 2009.

The Role of Executive Management
Input from the Company’s CEO and Executive Chairman as well as the SVP of Human Resources was provided to the Committee and considered in the Committee’s executive compensation decision making process. At meetings with the Committee, the CEO described his view of the characteristics and relative importance of each executive role, as well as how the position compared to the comparable positions in the market presented by the compensation consultant. The CEO did not review his own position, which was reviewed by the Executive Chairman. The SVP of Human Resources coordinated the external benchmarking process with the compensation consultant, after which the selected benchmarks were reviewed and validated with the Committee, CEO and Executive Chairman to determine the appropriateness of the matches. Once the compensation consultant’s annual analysis was completed, the CEO attended meetings with the Committee and the compensation consultant to discuss the results. The compensation consultant attended some of these meetings, and also provided independent counsel and advice to the Committee. At these meetings, the CEO confirmed the appropriateness of the market matches used, discussed with the Committee whether subjective facts (such as the responsibilities or importance of any executive role, or the profile, performance or strategy of the Company) would for any executive have merited a departure from the Company’s practice of targeting the middle of the market for total direct pay, and recommended to the Committee target total direct compensation levels for each of the CEO’s direct reports. The Executive Chairman provided the same assistance to the Committee regarding compensation decisions for his senior direct reports, the CEO and Vice Chairman & Chief Strategy Officer.
Competitive Market Data
The Committee, with input from executive management and the compensation consultant, reviewed the list of organizations whose compensation programs have been a source of comparison for the Company’s own programs (i.e., the Company’s “peer group”). Executive management provided the Committee input on which companies compete with A&P for business and for executive talent. The compensation consultant gathered information about the proposed peer companies and met with the Committee to discuss the data gathered. In addition to the peer group data, the compensation consultant gathered data from proprietary compensation surveys entitled “General Industry” and “Retail/Wholesale” Annual Compensation Surveys and provided the Committee with various perspectives relative to each executive, including both peer group data and survey data.
The Committee’s belief is that A&P needs to pay competitively in order to support the Company’s Compensation Program Objectives. In order to assess whether the Company’s compensation packages are competitive, the Committee compared A&P’s Target Total Direct Compensation (i.e., base salary plus target annual incentive plus target long-term incentive or “TTDC”) to actual total direct compensation at peer group companies as reported in the most recently filed proxy statements for those companies, where appropriate and possible, and/or to market survey data, where appropriate.
Peer Group Companies’ Compensation Data
Over time, A&P’s peer group may change as organizations change, are acquired or cease to be publicly traded. Also, changes in A&P’s own profile may require the peer group to be revised. As a result, the Committee instructed the compensation consultant to propose updated peer group rosters comprised of companies that satisfied the following criteria:
•	Retail grocers and other direct competitors (i.e., drug stores, club stores, discount stores);
•	Companies with annual sales in excess of $1 billion;
•	Companies similar to A&P in other relevant ways, such as those operating within a region that A&P competes for business and talent;
•	Companies with a similar organizational structure to A&P;
•	Other competitive merchants; or
•	Consumer product manufacturers.

In addition to these criteria, the compensation consultant summarized publicly reported data on financial and operating information for each peer company, where available. This information assisted the Committee in determining whether a proposed peer company should be included in the peer group and thus included in the compensation-decision making process.
In Fiscal 2009, the Committee’s peer group consisted of the following 22 companies:

•	BJ’s Wholesale Club	•	Costco Wholesale Corp.	•	CVS Caremark Corp. Inc.
•	Dollar Tree Stores Inc.	•	Etablissements Delhaize Frères	•	Family Dollar Stores Inc.
•	Ingles Markets Inc.	•	Koninklijke Ahold NV	•	Kroger Co.
•	Nash Finch Co.	•	Rite Aid Corp.	•	Ruddick Corp.
•	Safeway Inc.	•	Sears Holding Corp.	•	Spartan Stores Inc.
•	SUPERVALU Inc.	•	Target Corp.	•	Village Super Market Inc.
•	Walgreen Co.	•	Wal-Mart Stores Inc.	•	Weis Markets Inc.
•	Winn-Dixie Stores Inc.
The peer group of companies for Fiscal 2009 was the same peer group that was used by the Committee in Fiscal 2008.
At the Committee’s instruction, the compensation consultant retrieved reported NEO Total Direct Compensation (“TDC”) data from each peer company’s most recent proxy filing and compared the A&P NEO compensation data (including, but not limited to TDC and TTDC) to that of peer company executives who were reported to have similar titles/positions at each of the peer companies.
Survey Data
The Committee also instructed the compensation consultant to gather compensation data from two (2) separate larger survey source populations, the “Towers Perrin 2009 Retail/Wholesale Compensation Annual Survey” and the “Towers Perrin 2009 General Industry Compensation Annual Survey”.
In Fiscal 2009, the compensation consultant’s 2009 Retail/Wholesale survey participant list consisted of the following 41 companies:

•	7-Eleven Inc.	•	The Great Atlantic & Pacific Tea Company Inc.	•	Abercrombie & Fitch Co.
•	Aeropostale Inc.	•	Avon Products Inc.	•	Best Buy Company Inc.
•	Big Lots Inc.	•	Blockbuster Inc.	•	Brown Shoe Co. Inc.
•	Columbia Sportswear Co.	•	CVS Caremark Corp.	•	Denny’s Corp.
•	Gap Inc.	•	Hanesbrands Inc.	•	Hannaford Bros. Co.
•	Harry Winston Inc.	•	J. Crew Group Inc.	•	J.C. Penney Co. Inc.
•	Kenneth Cole Productions Inc.	•	Kohl’s Corp.	•	L.L. Bean, Inc.
•	Limited Brands Inc.	•	Mary Kay Inc.	•	Nike Inc.
•	Office Depot Inc.	•	Papa John’s International Inc.	•	PetSmart Inc.
•	Phillips-Van Heusen Corp.	•	School Specialty Inc.	•	Staples Inc.
•	Starbucks Corp.	•	Target Corp.	•	United Rentals Inc.
•	Valero Energy Corp.	•	V. F. Corp.	•	Warnaco Group Inc.
•	Wendy’s/Arby’s Group Inc.	•	Whole Foods Market Inc.	•	William-Sonoma Inc.
•	Winn-Dixie Stores Inc.	•	Zale Corp.
We have not provided the company participant list for the Towers Perrin 2009 General Industry Compensation Survey. The more than 750 companies comprising that list change frequently, and the Committee only considers aggregated data obtained from these companies.

In relation to the NEOs, the Committee used survey data as a secondary reference point and not as the primary comparison in assessing competitiveness. However, the Committee used survey data to evaluate the competitiveness of cash compensation for other (i.e., non-NEO) executives at A&P, particularly where there was insufficient data reported in the proxies by peer companies for specific positions as named executive officers of those peer companies.
Elements of Performance Assessment
The Committee used a combination of both Company and individual performance measurements to assist in its decision-making process with respect to any adjustments in base salaries for the NEOs. The Committee only considered Company performance in the payment of annual cash incentive awards, as well as the granting of the long-term equity incentive awards, for each NEO.
In the case of annual base salary increases, the Committee assessed the Company’s achievement against specific objective performance measures (e.g., sales revenue and Earning Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for 2009), as well as each NEO’s individual performance contribution (as determined from their respective annual performance assessments). With respect to annual cash incentive award payments (the “Management Incentive Plan” or “MIP”), the Committee only assessed the Company’s achievement against the specific financial performance objectives (sales and EBITDA for 2009) in determining the final award amounts.
In the case of target long-term equity incentive awards (the “LTIP”), the Committee changed the objective financial performance metrics used to assess performance under the 2009 LTIP award. The Committee had historically assessed the Company’s achievement against the specific objective performance metrics of operating income and return on invested capital in order to determine the level of payout under this formula-based incentive program. For the 2009 LTIP Award, the Committee used the same objective performance measures of sales and EBITDA used to assess performance under the 2009 MIP. By increasing the NEO’s percentage of TTDC (i.e., annual incentive award opportunity and long-term incentive award opportunity) tied to the attainment of sales and EBITDA goals, the Company reinforced its commitment to the attainment of these key financial measures for Fiscal 2009.
In order to evaluate the quality of performance with respect to the MIP and LTIP, the Committee also considered other objective and subjective measures such as comparable store sales growth, industry performance and the impact of external events on Company performance (i.e., extraordinary events outside the executives’ control but which nonetheless potentially impact Company performance). The Committee in its discretion may deviate from the formulas associated with the MIP and LTIP and adjust compensation upward or downward based upon the Committee’s assessment of the quality of performance, but did not do so for Fiscal 2009. The Company recognized that the exercise of positive discretion could have an adverse impact on the tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, as discussed in greater detail in the section entitled “Income Tax Consequences” on page 35.
With respect to the Executive Chairman, the Committee met at the beginning of Fiscal 2009 to agree upon the Executive Chairman’s performance objectives (both individual and company) for the year. At the end of the year, the Committee conducted a performance review of the Executive Chairman based upon his achievement of the agreed-upon objectives, contribution to the Company’s performance, and other leadership accomplishments. This evaluation was shared with the Executive Chairman and served as the basis for setting the Executive Chairman’s compensation.
The Committee relied upon the performance assessment and compensation recommendations of the Executive Chairman in setting compensation for the CEO and for the Vice Chairman & Chief Strategy Officer. For the other NEOs, the Committee received a performance assessment and a compensation recommendation from the CEO. The Committee also considered its own past experiences and interactions with these executives in setting compensation for the CEO, Vice Chairman & Chief Strategy Officer, and the other NEOs.

Elements of Compensation
A&P NEO compensation elements include:
a)	base salary
b)	an annual cash incentive award (MIP)
c)	a long-term equity incentive award (LTIP)
d)	health and welfare and retirement benefits
e)	all other compensation (e.g., perquisites and certain other benefits)
A significant percentage of each NEO’s TTDC for Fiscal 2009 consisted of incentive-based pay (i.e., the MIP and LTIP). The Committee did not apply a specific formula in establishing the ratio of incentive pay as a component of TTDC. Instead, the Committee determined the percentage of TTDC allocated to incentive pay for each NEO based on his or her level in the organization and his or her ability to affect strategy and/or results for the Company.
TTDC for the NEOs emphasized incentive-based elements of compensation, as illustrated in the following table:

				Total Target		Target
			Target	Incentive Pay		Incentive Pay
	Base Salary	Target MIP	LTIP	(MIP and	Target	as Percentage
Name	(2)	(3)	(4)	LTIP)	TDC	of TTDC
Marshall, Ron (1)	1,000,000	$1,000,000	$2,000,000	$3,000,000	$4,000,000	75%
Haub, Christian	840,000	$840,000	$1,260,000	$2,100,000	$2,940,000	71%
Galgano, Brenda	485,000	$315,250	$606,250	$921,500	$1,406,500	66%
Guldin, Andreas	500,000	$500,000	$1,250,000	$1,750,000	$2,250,000	78%
Philbert, Rebecca	510,000	$331,500	$714,000	$1,045,500	$1,555,500	67%
Claus, Eric (5)	800,000	$800,000	$2,200,000	$3,000,000	$3,800,000	79%
Wiseman, Paul (5)	475,000	$308,750	$593,750	$902,500	$1,377,500	66%

(1)	These amounts represent the elements of Mr. Marshall’s current annualized TTDC (not the amounts he received during Fiscal 2009).

(2)	This amount represents the NEO’s annual base salary as of the beginning of FY2009 (3/1/09), except for Dr. Guldin (as of 10/15/09).

(3)	The annual MIP target as a percentage of base salary for each NEO can be found in the section entitled “MIP” under the “Incentive Compensation” discussion on page 29.

(4)	The annual LTIP target as a percentage of base salary for each NEO can be found in the section entitled “LTIP” under the “Incentive Compensation” discussion on page 29. LTIP target for Dr. Guldin is based on his base salary plus his annual cash incentive target.

(5)	Mr. Claus departed the Company on October 19, 2009; Mr. Wiseman’s effective date of separation from employment with the Company is May 31, 2010.
Base Salary
Base Salary is fixed compensation (as opposed to incentive compensation that varies depending on the level of performance delivered). The Company included the base salary component of the NEOs TTDC in order to provide the executive with a compensation element that is commonly provided by our peer companies and other companies with which A&P competes with for talent, as part of a competitive total compensation package.
The Committee considered a number of factors when setting and reviewing base salaries:
•	competitive positioning;
•	performance; and
•	recommendations from the Executive Chairman and the CEO that take into account experience, tenure, level of responsibility, promotion and adjustments for strategic reasons.
Although the Committee did not assign a particular weight to any one factor, it emphasized performance and experience in determining Base Salary. Base Salaries may appear above or below the middle of the competitive market depending on the Committee’s review of the factors stated above, with the overall goal of targeting TDC to the middle of the market.

No adjustments were made to the base salaries of the NEOs during Fiscal 2009, except for Mr. Guldin, as salaries throughout the Company were frozen for the fiscal year. Mr. Guldin’s salary was increased in October 2009 due to significant changes in the scope of his responsibilities accompanying his appointment as Vice Chairman and Chief Strategy Officer. The actual Fiscal 2009 Base Salaries of the NEOs are reported in column (c) of the Summary Compensation Table on page 37.
Incentive Compensation
Annual Incentive Compensation — Management Incentive Plan (“MIP”)
The Company provided its executives an opportunity to earn an annual cash incentive award through the MIP program by working with the executive leadership and the compensation consultant to establish target bonus award opportunities using a percentage of base salary. The actual amount of the award to be paid to any one NEO was determined for 2009 based on company performance against specific and pre-established financial goals. Providing the NEOs with this variable compensation element of TTDC allowed the Company to put enough of the NEO’s annual compensation at risk on the basis of company performance so as to remain competitive with peer companies for the level of cash compensation an individual might be eligible to receive. Additionally, the annual cash incentive compensation award serves to keep the NEO focused on the year to year goals of the Company and the ongoing interests of the shareholders. For Fiscal 2009, the two key measures of performance used to determine the actual payout value of a MIP award were as follows:

		Payout	Payout	Payout
Performance Measure	Weighting	Threshold	Target	Maximum
Sales Revenue	40%	50%	100%	200%
EBITDA	60%	50%	100%	200%
Each year, earned annual incentive awards are paid after the end of the fiscal year. Payout on each performance measure can range from an amount as low as zero to as high as two-times target (or 200%). For Fiscal 2009, the Committee approved an incentive plan design feature that required a minimum level of performance (or threshold) to be achieved for both EBITDA and Sales Revenue in order for any annual incentive award payment to occur. The target MIP award for each of the NEOs in 2009 was as follows:

2009 Target MIP
(as % of Base
Name	Salary)
Marshall, Ron	(1)
Haub, Christian	100%
Galgano, Brenda	65%
Guldin, Andreas	100%
Philbert, Rebecca	65%
Claus, Eric	100%
Wiseman, Paul	65%

(1)	As outlined in Mr. Marshall’s employment agreement dated January 22, 2010 (covered in detail under the heading “Compensation for Chief Executive Officer — New Hire in 2010” on page 34), Mr. Marshall was not eligible to receive an incentive award under MIP for Fiscal 2009.

As stated earlier, the actual payout can vary depending on the level of performance delivered. The range of performance needed for a payout on the Sales Revenue and the EBITDA components for Fiscal 2009 was:

	Sales		Amt of
Level of Performance	Revenue Goal	EBITDA Goal	Payout Earned
Minimum	$9,126 million	$335 million	50%
Target	$9,307 million	$355 million	100%
Maximum	$9,455 million	$395 million	200%
If the Company’s actual performance for any goal falls between the levels listed above, the percentage payout on that goal is proportionately adjusted.
Based on Fiscal 2009 operating results, there was no payout, as the threshold level or performance was not achieved for either financial measure:

		2009 Actual	% Achievement
Performance Measure	2009 Target	Results	Against Target	% Payout
Sales Revenue	$9,307 million	$8,870 million	95.3%	0.0%
EBITDAà	$355 million	$245 million	69.0%	0.0%
			Total MIP Payout:	0.0%
The minimum, target and maximum values for the overall MIP awards for Fiscal 2009 are listed under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns (d), (e) & (f) of the Grants of Plan Based Awards Table on page 39.
Discretionary Bonus
During fiscal 2009, The Committee authorized a separate pool of funding to award certain company employees who demonstrated outstanding and/or extraordinary performance for their roles in the Company’s Yucaipa financing initiative. In recognition of their efforts in connection with the 2009 capital raise, discretionary cash bonus awards were given to Dr. Guldin and Ms. Galgano in in the amounts of $250,000 and $50,000, respectively. These awards are separate from any payments made under MIP, and are reflected in column (d) of the Summary Compensation Table on page 37
Long-term incentive award opportunity or Long-term Incentive Plan (“LTIP”)
During Fiscal 2009, the Company granted the NEOs performance-based restricted stock units (“PRSUs”), time-based restricted stock units (“RSUs”) and stock options under its LTIP. Under the plan, the Company granted initial awards to the NEOs (except for the Vice Chairman and Chief Strategy Officer) equal to a percentage of the NEO’s base salary. The Vice Chairman and Chief Strategy Officer was granted an initial award equal to a percentage of his base salary plus target annual incentive award. The rationale for the different treatment of this particular NEO was that the level of the grant should reflect the long-term strategic nature of Dr. Guldin’s job.
As described on the Grants of Plan Based Awards table on page 39, each NEO received an equivalent dollar value of the equity described above and consistent with the design of this plan.
The Company included the long-term equity incentive award component of the NEOs TTDC in order to provide the executive with a compensation element that is commonly provided by our peer companies and other companies with which A&P competes with for talent, as part of a competitive total compensation package. Additionally, granting long-term equity incentive awards to the NEOs serves to put a greater percentage of their TTDC at risk and tied to the performance and long-term success of the Company, as well as to more closely align their interests with those of the Company’s shareholders.

à	EBITDA is a non-GAAP financial measure. Please see pages 28-30 of the Company’s Annual Report on Form 10-K filed on May 6, 2010 for a description of the computation of EBITDA and a reconciliation to GAAP financial measures.

For the 2009 LTIP grant, the PRSUs granted under the LTIP are earned over a one-year performance period, based on the achievement of Fiscal 2009 performance measures, and vest over 3 years, subject to continued employment. Each NEO’s LTIP grant contained a mix of 1/3 PRSUs, 1/3 RSUs and 1/3 stock options that would vest according to the following schedule:

Equity Component	Year 1	Year 2	Year 3
PRSUs	1/3	2/3	0
RSUs	1/4	0	3/4
Options	1/3	1/3	1/3
The performance measures established by the Committee for company performance in Fiscal 2009 in relation to the LTIP were the same as those used to assess performance for annual incentive awards:
•	Sales Revenue
•	EBITDA
The value of the initial LTIP grant for each of the NEOs in 2009 was:

2009 Target LTIP
(as % of Base
Name	Salary)
Marshall, Ron	(1)
Haub, Christian	150%
Galgano, Brenda	125%
Guldin, Andreas (2)	150%
Philbert, Rebecca	140%
Claus, Eric	275%
Wiseman, Paul	125%

(1)	As outlined in Mr. Marshall’s employment agreement (covered in detail under the heading “Compensation for Chief Executive Officer — New Hire in 2010” on page 34), Mr. Marshall was not eligible to receive an annual long-term equity incentive award under LTIP for Fiscal 2009. Mr. Marshall, however, did receive an equity inducement grant at his time of hire, as more fully detailed under the above referenced section on page xx.

(2)	The Vice Chairman and Chief Strategy Officer’s target LTIP award was calculated as 100% of his base salary plus his target annual incentive award. The Committee did this to reflect the strategic nature of Dr. Guldin’s job and his reporting relationship to the Executive Chairman, as well as the Company’s intent to place an emphasis on the long-term component of his TTDC.
The Committee chose PRSUs since they are earned only if both the Sales Revenue and EBITDA goals are achieved for the fiscal year. This ensured that the compensation interests of the executive were aligned with the interests of our stockholders. No PRSUs are earned if the Company’s actual performance does not meet the minimum standards for either goal. Conversely, the number of PRSUs may increase (up to a maximum of 2 times an individual’s target award) when performance meets or exceeds the minimums for both goals. This is different from RSUs and options, each of which vest at different rates over a three year period. Based on Fiscal 2009 results, no PRSUs were earned for the NEOs as the threshold level of performance was not attained for either of the financial goals (Sales Revenue and EBITDA).
The Committee included stock options as part of the NEOs’ LTIP awards because they also aligned executive interests with those of stockholders by providing compensation where the value is wholly dependent on share price appreciation.
Unlike past LTIP grants, the Committee chose to include a time-vested RSU component to the 2009 grant. The Committee believed that designing the 2009 LTIP in this manner would facilitate the retention of talented employees and enhance our “pay for performance” culture.

The estimated future payouts to the NEOs under the Company’s 2009 LTIP award are set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns (h), (i) & (j) of the Grants of Plan-Based Awards Table on page 39.
Grant Date Practice
The Committee’s policy is to use the first day of each new fiscal year, or as soon as practicable thereafter, as the grant date for any long-term equity incentive award,1 subject to the Committee’s discretion in relation to the release of material non-public information in the best interests of stockholders. The Company’s grant date practice is applied equally to the NEOs and to any other employees who receive grants of stock options, PRSUs or RSUs.
Ownership Commitments
The Company maintains stock ownership guidelines that are applied to all NEOs. A&P believes that mandating management ownership of Company stock ensures their focus on the strategy of providing long-term stockholder value. Under these guidelines, NEOs are expected to own common shares or share equivalents in the following amounts:
(1)	CEO — 3 times base salary;
(2)	Vice Chairman & Chief Strategy Officer — 2 times base salary;
(3)	Executive Management Team — 2 times base salary;
(4)	Next reporting level — 1 times base salary.
For purposes of these guidelines, stock ownership includes shares over which the NEO has direct or indirect ownership or control. This includes restricted stock or restricted stock units, but does not include unexercised stock options. NEOs are expected to meet their ownership guidelines within five years of becoming subject to the guidelines. All NEOs are currently within the indicated time frame to comply with these requirements.
Health & Welfare and Retirement Benefits
For 2009, NEOs were provided comprehensive medical, dental, life insurance and long-term disability benefits. The Company offered these benefits in order to provide the executives with a compensation element that is commonly provided by our peer companies and other companies with which A&P competes with for talent, as part of a competitive total compensation package.
The medical benefits (which include prescription drug and vision coverage) as well as dental benefits were provided under an “Executive Medical Program.” This program provided 100% coverage for the NEOs and their dependents. Life insurance was provided for each executive in an amount equal to one times base salary up to a maximum of $500,000 (up to a maximum of $1.0 million dollars for the CEO) and long-term disability protection was provided to each executive with an available benefit of up to 60% percent of base salary.
Retirement Benefits
NEOs were also provided access to certain retirement, savings and supplemental retirement plans:
(1)	The A&P Savings Plan (the “Qualified Plan”) — annual non-elective Company contribution of 4% of base salary up to IRS limits. Effective January 1, 2010, the Company has suspended making contributions to this plan;
(2)	Supplemental Retirement and Benefit Restoration Plan (the “Supplemental Plan”) — designed to provide benefits similar to the Qualified Plan if the IRS limits did not exist. Effective January 31, 2010, the Company has suspended making contributions to this plan;

[1]	The stock price used to determine the number of award units will be the 10-day average market closing price of the Company’s common stock for the 5 days preceding and 5 days following the grant date.

(3)	Supplemental Executive Retirement Plan (the “SERP”) — a defined benefit retirement plan that assisted the Committee in attracting and retaining talented leadership. The SERP was made available to a limited group of management employees selected by the Chief Executive Officer with the approval of the Committee. Benefits were intended to supplement the sources of retirement income available under the Company’s various plans. The compensation covered by the SERP was base salary (i.e., the “Annual Salary” reflected in the Summary Compensation Table) computed as an average of such base salary over the highest compensated five (5) years of employment during the last ten (10) years of the executive’s employment. Under the SERP, participants were annually awarded a target benefit in an amount equal to 3% of base salary for each year of service, up to a maximum of 20 years or a 60% aggregate benefit. Benefits were not funded but were paid by the Company as they came due. A balance sheet reserve was maintained by the Company. The interest of the participant and his or her spouse under the SERP was only that of an unsecured creditor of the Company; Participation in the plan, as well as benefits accrued under the plan, were frozen as of January 31, 2010;
(4)	Deferred Compensation Plan (the “Deferred Comp Plan”) — executives may defer up to 100% of their respective Annual Cash Incentive pay opportunity. NEOs are not entitled to defer any portion of their base salaries or long-term incentive equity awards under the Deferred Comp Plan. Should the NEO in any year choose to defer all or a portion of his or her Annual Cash Incentive award, the NEO may elect to defer this income for either: a) a period of three (3) years; or b) until retirement. All deferred funds are maintained by the Company on the NEO’s behalf in an interest-bearing account; the designated interest rate paid on such accounts was the Company’s average cost of borrowing from the Company’s primary lenders.
Perquisites and Certain Other Benefits
Perquisites and Certain Other Benefits for the NEOs consist of such items as use of a company car2 (as well as a driver in the case of Mr. Haub), interest on deferred compensation plan amounts, and relocation and living expenses. The Company believes providing these benefits allows it to remain competitive for leadership talent. The aggregate incremental cost of such benefits incurred by the Company during Fiscal 2009 for each NEO is summarized in the “All Other Compensation Table” on page 38.

[2]	Effective July 19, 2010, the NEOs will transition from Company cars to car allowances.

Compensation for Chief Executive Officer — New Hire
On February 8, 2010, Ron Marshall assumed the role of President and CEO of the Company. Mr. Marshall succeeded the Company’s interim CEO, Christian Haub, who assumed the interim position in October of 2009 following the departure of Eric Claus from the Company.
As detailed in Mr. Marshall’s employment agreement, his annual base salary is $1,000,000, with an annual incentive target of 100% of base salary under the Company’s annual incentive plan. Mr. Marshall is guaranteed an annual incentive award for Fiscal 2010 payable in 2011 of no less than $1,000,000. Mr. Marshall’s 2010 LTIP award will be as follows:

Equity Type	$ Value	Vesting Schedule
Time-Vested RSUs	$1,333,333	One-fourth after the first anniversary of the grant, three-fourths after the third anniversary of the grant
Time-Vested RSUs	$444,444	100% after the third anniversary of the grant
Performance-Based RSUs	$888,889	100% after the second anniversary of the grant
Non-Qualified Stock Options	$1,333,333	One-third after the first anniversary, one-third after the second anniversary, and one-third after the third anniversary
Mr. Marshall’s LTIP target for any future awards under the program is currently set at 200% of his annual base salary, subject to the Committee’s discretion and annual review consistent with all other NEOs.
As detailed in Mr. Marshall’s employment agreement, he received an inducement grant under the Company’s LTIP program, with a grant date of February 8, 2010. This grant consisted of the following:

Equity Type	$ Value	Vesting Schedule
Time-Vested RSUs	$1,000,000	On-fourth after the first anniversary of the grant, Three-fourths after the third anniversary of the grant
Non-Qualified Stock Options	$1,000,000	One-third after the first anniversary, one-third after the second anniversary, and one-third after the third anniversary

This inducement grant was made to effectively replace elements of compensation Mr. Marshall was leaving behind in his former position. The Management Development and Compensation Committee worked with the compensation consultant and outside legal counsel to construct and negotiate with Mr. Marshall and his legal counsel the compensation package referenced above. The Committee believes that the compensation elements included and overall compensation package design are competitive with those found at similar organizations in the external market, and were necessary to attract Mr. Marshall to lead the Company going forward.
The Committee’s decision-making process in setting compensation levels for Mr. Haub and Mr. Claus during their respective tenures in the CEO role were generally the same manner as for the other NEOs. For the Fiscal 2009 performance period, the Committee did not approve a performance-based annual cash incentive award for the CEO since the minimum performance levels required under the Company’s 2009 MIP were not achieved for either of the financial measures. This is reflected in column (g) of the Summary Compensation Table on page XX. Both Mr. Haub and Mr. Claus’s base salaries remained unchanged for Fiscal 2009. This is reflected in column (c) of the Summary Compensation Table on page 37.
Executive Chairman of the Board
The decision-making process in setting compensation levels for the Executive Chairman of the Board was consistent with the other NEOs. In addition, for the Fiscal 2009 performance period, the Committee did not approve a performance-based annual cash incentive award to the Executive Chairman, as the minimum performance levels required under the Company’s 2009 MIP were not achieved for either of the financial measures. This amount is reflected in column (g) of the Summary Compensation Table on page 37. The Executive Chairman’s Base Salary remained unchanged at $840,000 for Fiscal 2009. This amount is reflected in column (c) of the Summary Compensation Table on page 37.
Risk Profile of Compensation Programs
The Committee believes that the Company’s compensation programs covering both the executive and broader employee populations have been designed to provide appropriate levels of incentives that do not encourage our employees to take unnecessary risks. Our compensation programs for NEOs are performance-based and consistent with our guiding principles. All of our annual incentive award programs are designed to reward annual financial performance in areas considered critical to the short and long-term success of the Company, and feature caps on the maximum award that can be earned in any given year. Our long-term equity incentive awards (LTIP) are directly aligned with long-term stockholder interests through their substantial performance-based composition and multi-year vesting schedules. When viewed from a total compensation viewpoint, the Committee believes that the various elements of our compensation program sufficiently tie our employees’ compensation opportunities to the Company’s sustained long-term performance.
Income Tax Consequences
Section 162(m) of the Internal Revenue Code, enacted in 1993, subject to certain exceptions, disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Company Chief Executive Officer and the three (3) other most highly compensated executives at fiscal year end (other than the Chief Financial Officer). The exceptions to the $1,000,000 deduction limit include compensation paid under preexisting employment agreements and performance-based compensation meeting certain requirements. The Company’s 1994 Stock Option Plan, as well as the 1998 and 2008 Long Term Incentive and Share Award Plans, are in compliance with the provisions of Section 162(m) so that amounts received upon the exercise of options should be exempt from Section 162(m) limitations.
As a matter of practice, the Committee intends to set performance-based goals annually under the Company’s annual cash incentive award plan and long-term equity incentive award plan, and to deduct compensation paid under these plans to the extent consistent with the provisions of Section 162(m). However, if such compliance with Section 162(m) conflicts with what the Committee believes to be in the best interests of the Company and its stockholders, the Committee may conclude that the payment of non-deductible compensation best serves those interests.

REPORT OF MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
The Management Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) required by Item 402(b) of Regulation S-K with management and, based on its review and discussions, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement (and, by reference, included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 27, 2010).
Management Development and Compensation Committee
Terrence Wallock, Chair
Bobbie Gaunt
Gregory Mays
Management Development and Compensation Committee Interlocks and Insider Participation
No member of the Management Development and Compensation Committee indicated above has ever been an officer or employee of the Company or any of its subsidiaries.

SUMMARY COMPENSATION TABLE
The following table summarizes the compensation of the NEOs for the fiscal years ended February 27, 2010, February 28, 2009 and February 23, 2008. The NEOs are our CEO, CFO and the three other most highly compensated executive officers ranked by their total compensation (column (j)) in the table below.

(a)	(b)	( c )	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension Value
							and
							Nonqualified
						Non Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Plan Earnings	Compensation	Total
Position	Year	($) (2)	($) (3)	($) (4)(5)	($) (4)(6)	($) (7)	($) (8)	($)(9)	($)
Marshall, Ron President and CEO(1)	2009	57,692	—	999,999	999,999	—	—	6,634	2,064,323

Haub, Christian	2009	840,000	—	839,999	419,998	—	22,382	170,041	2,292,420
Exec. Chairman	2008	840,000	—	883,330	303,385	520,800	—	155,862	2,703,376
of the Board/Interim CEO(1)	2007	775,000	96,875	1,881,202	264,968	720,750	—	204,422	3,943,218

Galgano, Brenda	2009	485,000	50,000	404,160	202,082	—	133,848	45,128	1,320,217
Senior Vice President	2008	485,000	—	424,993	145,975	195,455	—	6,098	1,257,522
and CFO	2007	414,654	28,531	1,137,950	118,230	212,273	44,906	51,106	2,007,649

Guldin, Andreas	2009	490,596	250,000	863,297	431,649	—	—	166,148	2,201,690
Vice Chairman &	2008	485,000	—	841,253	288,935	310,000	—	130,747	2,055,934
Chief Strategy Officer	2007	370,385	37,019	1,858,708	299,869	276,210	—	186,468	3,028,659

Philbert, Rebecca	2009	510,000	—	475,995	237,998	—	76,831	44,832	1,345,655
Senior Vice President	2008	510,000	—	500,544	171,918	205,530	19,470	5,952	1,413,414
Merchandising and	2007	415,000	28,531	1,015,383	118,230	212,273	52,976	241,017	2,083,409
Supply & Logistics

Claus, Eric	2009	510,769	—	1,466,666	733,331	—	—	46,010	2,756.776
President and CEO(1)	2008	800,000	—	1,542,301	529,734	496,000	28,651	7,500	3,404,186
	2007	750,000	93,750	2,584,470	470,095	697,500	115,398	66,228	4,777,441

Wiseman, Paul(10)	2009	475,000	—	395,827	197,914	—	136,084	42,620	1,247,446
Executive Vice President Store Operations

(1)	Ron Marshall, our current CEO, started with the Company on February 8, 2010. Eric Claus, the former CEO, left the Company on October 19, 2009. Christian Haub, the current Executive Chairman, served as interim CEO between Messrs. Claus and Marshall.

(2)	The amounts in column (c) are the actual salaries paid in fiscal year 2009. Mr. Marshall received salary from February 8, 2010 to February 20, 2010. Dr. Guldin’s base salary increased on October 15, 2009 from $485,000 to $500,000.

(3)	Ms. Galgano and Dr. Guldin received discretionary bonus payments on September 4, 2009 of $50,000 and $250,000, respectively in recognition of their contributions relating to the Company’s 2009 capital raise transaction.

(4)	The amount shown for Mr. Marshall reflects the fair value of his inducement grant.

(5)	The amounts in column (e) are not actual payments to the executive, but represent the aggregate grant date fair value of restricted stock awards for fiscal years 2007, 2008 and 2009, as applicable.

(6)	The amounts in column (f) are not actual payments to the executive, but represent the aggregate Black-Scholes value of stock option awards for fiscal years 2007, 2008 and 2009, as applicable.

(7)	The amounts in column (g) reflect the cash awards under our MIP Plan to each of the NEOs for fiscal years 2008 and 2007, as applicable. There were no MIP payouts for fiscal year 2009. The amount discloses the actual portions of the MIP incentives earned for fiscal years 2008 and 2007 performance and which were paid in May of 2009 and 2008, respectively.

(8)	The amounts in column (h) include the aggregated change in the actuarial Present Value of Accumulated Benefits (“PVAB”) under all actuarial pension plans during the 2007, 2008 and 2009 fiscal years. The PVAB reflects benefits payable at Normal Retirement Age based on the same assumptions used for Pension Disclosure in the footnotes to the Annual Report, including a discount rate of 5.75% at February 23, 2008, 7.25% at February 28, 2009 and 6.25% at February 27, 2010. The variation in PVAB is from February 24, 2007 to February 23, 2008, from February 23, 2008 to February 28, 2009 and from March 2, 1009 to February 27, 2010. Messrs. Haub and Marshall and Dr. Guldin do not participate in the Company’s SERP for fiscal year 2009. Mr. Haub received interest under the deferred compensation plan for fiscal year 09.

(9)	The amounts in column (i) are detailed in the All Other Compensation Table on the next page.

(10)	Mr. Wiseman’s separation date is May, 31 2010.

ALL OTHER COMPENSATION
The following table provides a detailed breakdown of the “All Other Compensation” set forth under column (i) of the Summary Compensation Table appearing on Page 37.

	Other Annual Compensation							Other Compensation
					MERP
		Supple-	401K	Life	(Exec.			Interest on	Relocation
	Qualified	mental	Company	Insurance	Medical	Auto		Deferred	or Living		Total All Other
	Plan	Plan	Match	Premium	Plan)	Program		Comp.	Expense	Other	Compensation
Name	($)	($)	($)	($)	($)(1)	($)		($)	($)(3)	($)	($)
Marshall, Ron	—	—	—	—	—	806		—	5,828	—	6,634

Claus, Eric	9,800	10,631	3,692	1,740	12,575	7,572		—	—	—	46,010

Haub, Christian	9,800	23,800	4,027	900	12,575	118,939	(2)	22,382	—	—	192,423

Galgano, Brenda	9,800	9,600	1,509	582	14,825	8,812		—	—		45,128

Guldin, Andreas	9,800	9,824	—	883	12,575	10,718		—	122,348	—	166,148

Philbert, Rebecca	9,800	10,600	—	900	14,825	8,707		—	—		44,832

Wiseman, Paul	9,800	9,200	1,371	885	14,825	6,539		—	—		42,620

(1)	These amounts reflect payments and reimbursements to the NEOs for medical exams, deductibles and other “out-of-pocket” expenses incurred during the year.

(2)	This amount includes the cost of Mr. Haub’s drivers’ salaries.

(3)	These amounts reflect the cost of Dr. Guldin’s residential leasehold, as more fully disclosed under the heading “Certain Relationships and Transactions” on page 22 and Mr. Marshall’s living expense for month of Feb 2010.

AWARD TABLES
The following three tables set forth information regarding awards granted by the Company to the NEOs during Fiscal 2009 and the status of existing awards. The Grants of Plan-Based Awards Table provides additional information about the plan-based compensation disclosed in the Summary Compensation Table on page 37.
GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-
			Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h) (2)	(i)	(j) (3)	(k) (4)	(l) (5)
									All other
									Option
									Awards:	Exercise or	Grant Date
									Number of	Base Price	Fair Value of
	Grant or								Securities	of Option	Stock and
	Award		Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Awards	Option
Name	Date	Plan	($)	($)	($)	(#)	(#)	(#)	Options (#)	($/Share)	Awards ($)
Marshall, Ron	2/8/2010	LTIP							220,264	7.81	999,999
	2/8/2010	LTIP					128,040				999,992

Claus, Eric	3/1/2009	MIP	400,000	800,000	1,600,000
	5/26/2009	LTIP							298,102	4.01	733,331
	5/26/2009	LTIP					182,876				733,333
	5/26/2009	LTIP				91,438	182,876	365,752			7,333,333

Haub, Christian	3/1/2009	MIP	420,000	840,000	1,680,000
	5/26/2009	LTIP							170,731	4.01	419,998
	5/26/2009	LTIP					104,738				419,999
	5/26/2009	LTIP				52,369	104,738	209,476			419,999

Galgano, Brenda	3/1/2009	MIP	157,625	315,250	630,500
	5/26/2009	LTIP							82,147	4.01	202,082
	5/26/2009	LTIP					50,394				202,080
	5/26/2009	LTIP				25,197	50,394	100,788			202,080

Guldin, Andreas	3/1/2009	MIP	250,000	500,000	1,000,000
	5/26/2009	LTIP							175,467	4.01	431,649
	5/26/2009	LTIP					107,643				431,648

						53,822	107,643	215,286			431,648
Philbert, Rebecca	3/1/2009	MIP	165,750	331,500	663,000
	5/26/2009	LTIP							96,747	4.01	237,998
	5/26/2009	LTIP					59,351				237,998
	5/26/2009	LTIP				29,676	59,351	118,702			237,998

Wiseman, Paul	3/1/2009	MIP	154,375	308,750	617,500
	5/26/2009	LTIP							80,453	4.01	197,914
	5/26/2009	LTIP					49,355				197,914
	5/26/2009	LTIP				24,678	49,355	98,710			197,914

(1)	The amounts shown in column (d) reflect the minimum payment level under the Company’s annual incentive plan, which is 50% of the target amount shown in column (e). The amount shown in column (f) is 200% of such target amount. These amounts are based upon the named executive officer’s current salary and position. For Fiscal 2009, there was no incentive payout.

(2)	The amounts shown in column (h) reflect the target award for the NEO under the Company’s long-term equity incentive plan. For a detailed discussion of this plan, please refer to section heading LTIP on page 30. The amounts shown in column (h) reflect the time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PRSUs”) awarded to the executive under the Company’s long-term equity incentive award plan, and represents 66.66% of the total award.

(3)	The amounts shown in column (j) reflect the number of stock options granted to the named executive officer under the Company’s Long Term Incentive Plan, and represents 33.33% of the total award. All options vest at a rate of 33% per year over the first three years of the ten year option term.

(4)	The amounts shown in column (k) reflect the fair market value of the Company’s common stock on the date of grant, based upon the closing market price of the stock on that date as reported in the Wall Street Journal.

(5)	The amounts shown in column (l) are not actual payments to the executive but, rather, represent the aggregate grant date fair value for restricted stock awards and Black-Scholes value for stock option awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
The Company has entered into employment agreements with all NEOs, except for the Executive Chairman. The following is a summary of the principal provisions of such agreements.
Term: The employment agreements with Ms. Galgano, Dr. Guldin and Ms. Philbert provide for automatic extensions of the employment period each month for successive 18-month periods unless either the NEO or the Company gives written notice in advance not to extend. The employment agreement with Mr. Marshall provides for the employment period to expire on February 28, 2013 but is subject to automatic extensions for additional 12-month periods unless either Mr. Marshall or the Company gives written notice at least 60 days in advance not to extend.
Salary: The employment agreements provide for an annual base salary, to be reviewed by the Management Development and Compensation Committee periodically (at intervals of not more than 12 months). The salaries of the NEOs holding employment agreements during fiscal 2009 were:

NEO	Base Salary

Marshall, Ron	$1,000,000

Galgano, Brenda	$485,000

Guldin, Andreas	$485,000

Philbert, Rebecca	$510,000
Annual Cash Incentive Award: The employment agreements provide that the NEO will be eligible to receive annually or otherwise any bonus awards which the Company or authorized committee of the Board determines to award. The target annual incentive compensation opportunity for each of the NEOs is set forth in the discussion entitled “MIP” and set forth on page 23 hereof. The special “MIP” arrangements for Mr. Marshall, as outlined in his employment agreement dated January 22, 2010, are covered under the heading “Compensation for Chief Executive Officer — New Hire” on page 34.
Benefit Programs: The employment agreements provide that each NEO will receive such benefits and awards, including without limitation stock options and restricted share awards, as the Management Development and Compensation Committee shall determine and will be eligible to participate in all employee benefit plans and programs of the Company from time to time in effect for the benefit of senior executives of the Company. The employment agreement with Mr. Marshall specifically provides Mr. Marshall with up to 6 months of temporary housing and basic term life insurance of $1,000,000. In the case of Dr. Guldin, he is permitted to take up to 20 business days of unpaid leave per calendar year, and he was reimbursed for housing costs from May 1, 2007 through May 1, 2010.
Termination of Employment Due to Permanent and Total Disability: If the NEO incurs a Permanent and Total Disability (as defined in the employment agreement), the Company may terminate the NEO’s employment by giving at least 45 days’ written notice (except that Mr. Marshall, Dr. Guldin and Ms. Philbert are entitled to 14 days’ notice). If the NEO’s employment is terminated by reason of Permanent and Total Disability, he or she will be entitled to:
•	base salary and other compensation and benefits to the extent actually earned through the date of termination; and
•	any reimbursement amounts owed.

A Permanent and Total Disability is generally defined to exist where the NEO is: (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under a Company accident and health plan.
Termination of Employment By Death: If the NEO dies during the employment period, his or her estate or beneficiaries will be entitled to:
•	base salary and other compensation and benefits to the extent actually earned through the date of death;
•	any reimbursement amounts owed; and
•	any death benefits owed under the Company’s employee benefit plans.
Termination of Employment for Cause: The Company may immediately terminate the NEO’s employment for Cause, except that (1) in the case of Mr. Marshall, a termination pursuant to clause (i) or (ii) below requires 10 days’ written notice and an opportunity to cure (with such opportunity to cure only available the first time that the Company seeks to terminate pursuant to clause (i) and (ii), and (2) in the case of Ms. Galgano and Ms. Philbert such a termination for Cause requires at least 45 days’ prior written notice and 14 days’ written notice, respectively. Cause is defined to occur where the NEO:
(i)	willfully, substantially and continually fails to perform his or her duties;
(ii)	willfully fails to comply with reasonable instructions of certain designated persons;
(iii)	willfully engages in conduct which is or would reasonably be expected to be materially and demonstrably injurious to the Company;
(iv)	willfully engages in an act or acts of dishonesty resulting in material personal gain to the NEO at the expense of the Company;
(v)	is convicted of a felony;
(vi)	engages in an act or acts of gross malfeasance in connection with his or her employment;
(vii)	commits a material breach of the confidentiality provision of the employment agreement; or
(viii)	exhibits demonstrable evidence of alcohol or drug abuse having a substantial adverse effect on his or her job performance.
If the Company terminates the NEO’s employment for Cause, he or she will be entitled to:
•	base salary and any other compensation and benefits to the extent actually earned through the date of termination; and
•	any reimbursement amounts owed.
Termination by NEO Without Good Reason: The NEO may terminate his or her employment without Good Reason (as defined below) by giving the Company at least 45 days’ written notice (and 14 days’ written notice in the case of Mr. Marshall, Dr. Guldin and Ms. Philbert). If the NEO terminates his or her employment without Good Reason, he or she will be entitled to:
•	base salary and any other compensation and benefits to the extent actually earned through the date of termination; and
•	any reimbursement amounts owed.

Termination by Company Without Cause: The Company may terminate the employment of Mr. Marshall, Dr. Guldin and Ms. Philbert for reasons other than Cause, Permanent and Total Disability or Performance, by giving at least 14 days’ written notice to Mr. Marshall, Dr. Guldin and Ms. Philbert. The Company may terminate Ms. Galgano’s employment for reasons other than Cause or Permanent and Total Disability by giving at least 45 days’ written notice. Except in the case of Mr. Marshall, the benefits payable upon a termination of employment without Cause will depend upon whether the termination occurs in connection with a Change of Control as described below.
Termination by NEO for Good Reason: The NEO may terminate his or her employment for Good Reason by giving the Company at least 45 days’ written notice (or 14 days’ written notice in the case of Mr. Marshall, Dr. Guldin or Ms. Philbert), provided he or she gives such notice within 3 months of the occurrence of the event constituting Good Reason. “Good Reason” is defined as:
•	a significant reduction in the scope of authority, functions, duties or responsibilities of the NEO;
•	any reduction in base salary; or
•	a significant reduction in employee benefits other than in connection with an across-the-board reduction similarly affecting substantially all senior executives of the Company.
In the case of Mr. Marshall, Good Reason also includes: (i) being required to report directly to someone other than the Board, or (ii) the relocation, without his consent, of his place of work to a location outside a 50-mile radius of Montvale, New Jersey. In the case of Ms. Galgano, Good Reason also includes: (i) being required to report directly to someone other than the CEO or (ii) relocation of her office more than 50 miles away from her current office location. Except in the case of Mr. Marshall, the benefits payable upon a termination of employment for Good Reason depend upon whether the termination occurs in connection with a Change of Control as described below.
Benefits upon Termination without Cause or for Good Reason (Mr. Marshall only):
If the Company terminates Mr. Marshall’s employment other than for Cause, Permanent and Total Disability or Performance or Mr. Marshall terminates employment for Good Reason, he will be entitled to:
•	base salary and any other compensation and benefits to the extent actually earned through the date of termination;
•	any reimbursement amounts owed;
•	24 months of pay, in monthly payments each equal to 1/12 of the sum of base salary and the average of the three highest bonuses in the five fiscal years preceding the fiscal year of the termination;
•	pro rata bonus for the year in which the termination occurred;
•	24 months of medical, dental, vision, life insurance and, if reasonably commercially available, Long-Term Disability coverage; and
•	full vesting in the inducement grant described on page 34.
Mr. Marshall’s entitlement to the foregoing benefits (other than salary, compensation and benefits actually earned through the date of termination and reimbursement amounts) is conditioned on his execution of a confidential separation and release agreement.
Benefits upon Non-Extension by Company (Mr. Marshall only):
If Mr. Marshall’s employment with the Company terminates by reason of the non-extension of his employment period by the Company, he will be entitled to:
•	base salary and any other compensation and benefits to the extent actually earned through the date of termination;
•	any reimbursement amounts owed;
•	12 months of severance pay (each monthly payment equals 1/12 of annual base salary); and
•	12 months of continued coverage by the medical plans of the Company.

Mr. Marshall’s entitlement to the foregoing benefits (other than salary, compensation and benefits actually earned through the date of termination and reimbursement amounts) is conditioned on his execution of a confidential separation and release agreement.
Benefits upon Termination without Cause or for Good Reason (No Change of Control) (except Mr. Marshall): Except in the case of Mr. Marshall, if the Company terminates the NEO’s employment other than for Cause, Permanent and Total Disability or Performance (except in the case of Ms. Galgano), or the NEO terminates employment for Good Reason, and the termination of employment does not occur within 13 months of a Change of Control (as defined in the employment agreements), he or she will be entitled to:
•	base salary and any other compensation and benefits to the extent actually earned through the date of termination;
•	any reimbursement amounts owed;
•	18 months of pay, in monthly payments each equal to 1/12 of the sum of base salary and the average of the three highest bonuses in the five calendar years preceding the termination (except for Dr. Guldin and Ms. Philbert, where the measure period is fiscal years);
•	pro rata bonus for the year in which the termination occurred; and
•	18 months of medical, dental, vision, life insurance and, if reasonably commercially available, Long-Term Disability coverage.
Dr. Guldin’s and Ms. Philbert’s entitlement to the foregoing benefits (other than salary, compensation and benefits actually earned through the date of termination and reimbursement amounts) is conditioned on execution of a confidential separation and release agreement. The following table sets forth the events comprising a Change of Control:
EVENTS COMPRISING A “CHANGE OF CONTROL”
1)	any person or group (other than the Company, any subsidiary of the Company and Tengelmann) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or members of such group) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company and such voting power exceeds the then current voting power of Tengelmann; provided, however, that the acquisition of additional control by a person or group that already possesses 30% or more of the voting power of the stock of the Company is not considered a “Change of Control”,

2)	a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election.

3)	any person or group (other than the Company, any subsidiary of the Company or Tengelmann) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or members of such group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; provided, however, that such a transfer of assets is not treated as a “Change of Control” if the assets are transferred to (i) an entity controlled by the shareholders of the Company immediately after the transfer, (ii) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (iii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (iv) a person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all outstanding stock of the Company, or (v) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in (iv) above.
Benefits upon Termination without Cause or for Good Reason (Change of Control) or within 30 days after 1st anniversary of Change of Control (except Mr. Marshall): Except in the case of Mr. Marshall, if the Company terminates the NEO’s employment other than for Cause, Permanent or Total Disability or Performance (except in the case of Ms. Galgano), or the NEO terminates employment for Good Reason, and the termination of employment occurs within 13 months of a Change of Control, he or she will be entitled to:
•	base salary and any other compensation and benefits to the extent actually earned through the date of termination;
•	any reimbursement amounts owed;

•	payment equal to three times the sum of annual base salary and the average of the three highest bonuses in the five calendar years preceding termination paid in a lump sum within 45 days of the termination (except that in the case of Mr. Guldin and Ms. Philbert the measuring period is fiscal years);
•	pro-rata bonus for the year of termination of employment; and
•	36 months of medical, dental, vision, life insurance, and, if reasonably commercially available, Long-Term Disability coverage.
The NEO would also be entitled to the benefits listed above if his or her employment terminates for any reason during the 30-day period beginning on the first anniversary of the Change of Control.
Dr. Guldin’s and Ms. Philbert’s entitlement to the foregoing benefits (other than salary, compensation and benefits actually earned through the date of termination and reimbursement amounts) is conditioned on execution of a confidential separation and release agreement.
Termination for Performance: The employment agreement with Mr. Marshall provides that, after March 1, 2012, the Company may, upon written notice, terminate his employment for performance if the Company fails to achieve the results called for in the business plan approved by the Board for the Company’s fiscal year beginning in 2011 or any subsequent fiscal year. The employment agreements with Dr. Guldin and Ms. Philbert provide that the Company may, upon written notice, terminate employment for failure to meet satisfactory performance. If the Company terminates employment for performance, the NEO will be entitled to:
•	base salary and any other compensation and benefits to the extent actually earned through the date of termination;
•	any reimbursement amounts owed;
•	12 months of severance pay (each monthly payment equals 1/12 of annual base salary);
•	12 months of continued coverage by the medical plans of the Company; and
•	(in the case of Ms. Philbert) outstanding stock options held on the date of termination, to the extent then exercisable, shall remain exercisable for a period of three months following such termination of employment (but in no event beyond the expiration date of the applicable option).
Mr. Marshall’s and Dr. Guldin’s entitlement to the foregoing benefits (other than salary, compensation and benefits actually earned through the date of termination and reimbursement amounts) is conditioned upon his execution of a confidential separation and release agreement.
Excise Tax Gross-Up: The employment agreements provide that, if any payment or benefit to the NEO under the employment agreement or otherwise would be subject to the excise tax on excess parachute payments or interest or penalties with respect thereto, the Company will pay the NEO a gross-up amount designed to put him or her in the same after-tax position as if such excise tax, interest and penalties had not been imposed. The employment agreement with Mr. Marshall provides that, if the exercise tax on excess parachute payments could be avoided by a cutback in benefits of $150,000 or less, such reduction would be made (thereby eliminating both the excise tax and the gross-up).

Non-competition: The employment agreements include non-competition restrictions in effect during employment and for a period of time following termination of employment. These non-competition restrictions remain in effect for the periods set forth in the following table:

Non-Compete Period
	Mr.	Other
Reason for Termination	Marshall	NEOs

For Performance	12 months	18 months

For Reasons Other Than Cause, Permanent and Total Disability or Performance (and not within 13 months of a Change of Control)	24 months	18 months

For Reasons Other Than Cause, Permanent and Total Disability or Performance (and within 13 months of a Change of Control)	24 months	18 months

NEO Terminates for Good Reason (and not within 13 months of a Change of Control)	24 months	18 months

NEO Terminates for Good Reason (and within 13 months of a Change of Control) or for any reason within 30 days after the 1st anniversary of a change in control	24 months	18 months

For Cause or Permanent and Total Disability or NEO Terminates without Good Reason (except as set forth above)	18 months	18 months
The non-competition restrictions are defined in terms of (i) geography (applying to geographical areas of the U.S. or Canada in which the Company conducts business directly or indirectly) and (ii) the type of business (applying to businesses similar to the types of businesses conducted by the Company to any significant extent during the NEO’s period of employment or on the date of termination of employment).
Confidentiality: The NEOs are prohibited from disclosing, directly or indirectly, confidential information relating to the Company except as necessary and appropriate in connection with his or her employment.
In 2008, the Company amended the employment agreements with each of its NEOs to address changes required by Section 409A of the Internal Revenue Code, which sets forth regulations governing the deferral of executive compensation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table sets forth information for each NEO with respect to: (a) each grant of options to purchase our Common Stock that was made at any time, had not been exercised and remained outstanding as of February 27, 2010; and (b) each award of restricted stock that was made at any time, had not vested and remained outstanding as of February 27, 2010.

		Option Awards				Stock Awards
								Equity Incentive	Equity Incentive
							Market	Plan Awards:	Plan Awards:
		Number of	Number of			Number of	Value of	Number of	Market or Payout
		Securities	Securities			Shares or	Shares or	Unearned	Value of
		Underlying	Underlying			Units of	Units of	Shares, Units or	Unearned Shares,
		Unexercised	Unexercised			Stock Held	Stock Held	Other Rights	Units or Other
		Options	Options	Option	Option	that Have	That Have	That Have Not	Rights That Have
		Exercisable	Unexercisable	Exercise	Expiration	Not Vested	not Vested	Vested	Not Vested
Name	Grant Date	(#)	(#)	Price	Date	(#)	($)	(#)	($)
Marshall, Ron	2/8/2010		220,264	$7.41	2/8/2020
	2/8/2010					128,040	930,851
Haub, Christian	3/20/00	104,290		$14.18	3/20/2010
	3/20/01	189,618		$7.16	3/20/2011
	4/19/06	12,638	4,213	$27.71	4/19/2016
	3/5/07	6,752	6,753	$32.50	3/5/2017
	8/7/07					27,927	203,029
	3/3/08	5,180	15,543	$27.08	3/3/2018
	3/3/08							16,941	123,161
	5/26/09		170,731	$4.01	5/26/2019
	5/26/09							0	0
	5/26/09					104,738	761,445
Galgano, Brenda	3/19/02	11,378		$22.05	3/19/2012
	3/17/03	2,845		$3.63	3/17/2013
	3/17/03	1,897		$3.63	3/17/2013
	3/9/04	6,322		$6.32	3/9/2014
	4/19/06	5,232	1,744	$27.71	4/19/2016
	3/5/07	3,013	3,013	$32.50	3/5/2017
	8/7/07					21,032	152,903
	3/3/08	2,492	7,479	$27.08	3/3/2018
	3/3/08							8,151	59,258
	5/26/09		82,147	$4.01	5/26/2019
	5/26/09							0	0
	5/26/09					50,394	366,364
Guldin, Andreas	5/1/07	7,971	7,971	$31.31	5/1/2017
	8/7/07					14,042	102,085
	3/3/08	4,934	14,802	$27.08	3/3/2018
	3/3/08							16,134	117,294
	5/26/09		175,467	$4.01	5/26/2019
	5/26/09							0	0
	5/26/09					107,643	782,565

		Option Awards				Stock Awards
									Equity Incentive
								Equity Incentive	Plan Awards:
							Market	Plan Awards:	Market or Payout
		Number of	Number of			Number of	Value of	Number of	Value of
		Securities	Securities			Shares or	Shares or	Unearned	Unearned
		Underlying	Underlying			Units of	Units of	Shares, Units or	Shares, Units or
		Unexercised	Unexercised			Stock Held	Stock Held	Other Rights	Other Rights
		Options	Options	Option	Option	that Have	That Have	That Have Not	That Have Not
	Grant	Exercisable	Unexercisable	Exercise	Expiration	Not Vested	not Vested	Vested	Vested
Name	Date	(#)	(#)	Price	Date	(#)	($)	(#)	($)
Philbert, Rebecca	3/5/07	3,013	3,013	$32.50	3/5/2017
	8/7/07					17,513	127,320
	3/3/08	2,935	8,808	$27.08	3/3/2018
	3/3/08							9,600	69,792
	5/26/09		96,747	$4.01	5/26/2019
	5/26/09							0	0
	5/26/09					59,351	431,482
Claus, Eric (1)	4/19/06		0
	3/5/07		0
	8/7/07							0
	3/3/08		0
	3/3/08							0
	5/26/09		0
	5/26/09							0
	5/26/09					0
Wiseman, Paul	4/19/2006	5,232	1,744	$27.71	4/19/2016
	3/5/2007	3,013	3,013	$32.50	3/5/2017
	8/7/2007					17,513	127,320
	3/3/2008	2,441	7,324	$27.08	3/3/2018
	3/3/2008							7,983	58,036
	5/26/09		80,453	$4.01	5/26/2019
	5/26/09							0	0
	5/26/09					49,355	358,811

(1)	All restricted grants for Eric Claus were canceled at the time of his termination. Mr. Claus’s unvested Stock Option grants were canceled three months after his termination date.

(2)	Awards granted on 3/3/2008 are valued at threshold as grant is not performing at target level.

(3)	Performance Awards granted on 5/26/2009 did not perform at threshold level for Fiscal Year 2009.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized Upon	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)(1)

Marshall, Ron	—	—	—	—

Haub, Christian			86,854	374,341

Galgano, Brenda	—	—	34,926	197,681

Guldin, Andreas	—	—	5,000	56,000

Philbert, Rebecca	—	—	—	—

Claus, Eric	—	—	83,368	471,863

Wiseman, Paul	—	—	34,926	197,681

(1)	Figures based on the fair market value of A&P’s common stock on date of vesting.

PENSION BENEFITS

		Number of Years	Present Value of	Payments During
	Plan	of Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Name	(#)(3)	($)(4)	($)
Marshall, Ron (1)	SERP	—	—	—
Haub, Christian (2)	SERP	N/A	—	—
Galgano, Brenda	SERP	10.25	272,782	—
Guldin, Andreas (2)	SERP	—	—	—
Philbert, Rebecca	SERP	3.08	149,277	—
Claus, Eric	SERP	6.92	424,887	—
Wiseman, Paul	SERP	5.83	258,567	—

(1)	Mr. Marshall does not participate in the Company’s SERP Plan.

(2)	Messrs. Marshall and Haub and Dr. Guldin do not participate in the Company’s SERP Plan.

(3)	The Number of Years credited service is represented in the table as of 2/27/2010

(4)	The Present Value of Accumulated Benefits reflects benefits payable at Normal Retirement Age based on the same assumptions used for Pension Disclosure in the footnotes to the Annual Report, including a discount rate of 6.25%.
NON-QUALIFIED DEFERRED COMPENSATION

	Executive	Aggregate Interest	Aggregate
	Contributions in	Earnings in Last	Withdrawals/Distributions	Aggregate Balance
Name	Last FY ($)	FY ($)	($)	at Last FYE ($)
Marshall, Ron	—	—	—	—
Haub, Christian (1)	—	22,382	374,435	352,053
Galgano, Brenda			—	—
Guldin, Andreas	—	—	—	—
Philbert, Rebecca	—	—	—	—
Claus, Eric	—	—	—	—
Wiseman, Paul	—	—	—	—

(1)	Mr. Haub was the only NEO to participate in the Company’s NQ Deferred Compensation Program.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The following table shows the amounts that would be payable to the Company’s NEOs, assuming a termination of employment occurred on February 27, 2010 qualifying the NEO to receive termination benefits:

				Accelerated	Accelerated
			Continuation of	Vesting of	Vesting of
	Cash Severance	Bonus	Medical/Welfare	Stock	Restricted	Excise Tax
	Payments	Payments	Benefits	Options	Stock Units	Gross-up	Total
Name	($)	($)	($)	($)	($)(1)	($)	($)
Marshall, Ron
Involuntary or Good Reason Termination No Change of Control (24 months)	2,000,000	—	—				2,000,000
Involuntary or Good Reason Termination Change of Control or termination within 30 days after 1st anniversary of Change of Control (36 months)	[TBD]	—	—		930,851		[TBD]
Termination for Performance (12 months)	1,000,000						1,000,000
Galgano, Brenda
Involuntary or Good Reason Termination No Change of Control (18 months)	1,088,173	—	23,111	—	—	—	1,111,283
Involuntary or Good Reason Termination Change of Control or termination within 30 days after 1st anniversary of Change of Control (36 months)	2,176,346	—	69,332	267,799	366,364	504,256	3,384,097
Haub, Christian
Involuntary or Good Reason Termination No Change of Control	—	—	—	—	—	—	—
Involuntary or Good Reason Termination Change of Control or termination within 30 days after 1st anniversary of Change of Control	—	—	—	577,441	761,445	—	1,338,886
Guldin, Andreas
Involuntary or Good Reason Termination No Change of Control (18 months)	1,009,782	—	20,187	—	—	—	1,029,969
Involuntary or Good Reason Termination Change of Control or termination within 30 days after 1st anniversary of Change of Control (36 months)	2,019,564	—	40,374	572,022	782,565	717,831	4,132,355
Termination for Performance (12 months)	490,596	—	13,458	—	—	—	504,054
Philbert, Rebecca
Involuntary or Good Reason Termination No Change of Control (18 months)	1,010,289	—	23,588	—	—	—	1,033,877
Involuntary or Good Reason Termination Change of Control or termination within 30 days after 1st anniversary of Change of Control (36 months)	2,020,578	—	47,175	315,395	431,482	549,093	3,363,723
Termination for Performance (12 months)	510,000	—	15,725	—	—	—	525,725
Wiseman, Paul
Involuntary Termination (12 months)	783,750		15,680	87,426	89,697		997,553

(1)	The amount reflected in this column do not include grants under the Company’s 2007 Executive Closing & Integration Incentive Plan(“E-CLIIP”), as they are not subject to accelerated vesting in the event of a Change of Control. The amount of the E_CLIP grant to the NEOs is set forth on the Outstanding Equity Awards at Fiscal Year End Table on page _____, and is identified by its grant date of August 7, 2007.

(2)	Mr. Wiseman’s separation date is May 31, 2010. Accelerated Vesting Value of Stock Options and Restricted Stock Units is per his release agreement.

The table above does not include payments and benefits to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment such as disability benefits, life insurance payable upon death during employment, 401(k) plan vested benefits, and accrued vacation pay. The table also does not include pension benefits that become payable upon termination of employment, which are set forth in the Pension Plan Table.
The benefits payable under the employment agreements entered into with Ms. Galgano, Dr. Guldin and Ms. Philbert upon termination of employment under specific circumstances are described on pages 34 to 38 under the heading “Employment Agreements”. During the year following his separation from the Company on October 19, 2009, Mr. Claus will have received approximately $1.6 million in severance and other payments in accordance with his employment agreement. Mr. Claus has commenced an arbitration proceeding in which he maintains that Mr. Claus is not entitled to such payments and asserts claims for additional severance and other payments totaling approximately $3.5 million in accordance with his employment agreement. The Company is defending this arbitration.
Mr. Haub does not have an employment agreement with the Company and, therefore, his entitlement, if any, to severance compensation in the event of his termination of employment is subject to the discretion of the Management Development and Compensation Committee.
The terms of outstanding stock options provide as follows: (i) the option will become fully exercisable upon a Change of Control (as defined in the Company’s 1998 and 2008 Long Term Incentive and Share Award Plan, as applicable), (ii) in the event of the optionee’s death while employed by the Company or its parent or subsidiary, the option will become fully exercisable until the first anniversary of the optionee’s death, (iii) in the event of the optionee’s death after termination of employment but while the option is still exercisable, the option will remain exercisable until the first anniversary of the optionee’s death but only to the extent the option had become exercisable during employment, (iv) in the event the optionee becomes disabled (as defined in the option agreement), the option will remain exercisable until the first anniversary of the optionee’s becoming disabled but only to the extent the option had become exercisable during employment, (v) in the event of the optionee’s retirement under a tax-qualified pension or retirement plan of the Company or its parent or subsidiary, the option will become fully exercisable for the remainder of its term, (vi) in the event the optionee’s employment is terminated without cause (as defined in the option agreement) by the Company or its parent or subsidiary or with the written consent of the Company or its parent or subsidiary, the option will remain exercisable until the first anniversary of termination of employment but only to the extent the option had become exercisable during employment, (vii) in the event the optionee’s employment is terminated for cause (as defined in the option agreement) by the Company or its parent or subsidiary, the option will terminate immediately upon termination of employment, and (viii) in the event of the termination of employment for any reason not described above, the option will remain exercisable for three months following termination of employment but only to the extent the option had become exercisable during employment; provided, however, that in no event may an option be exercised after the expiration of its ten-year term. The terms of outstanding options also provide that, in the event the optionee attains age 64 while employed by the Company or its parent or subsidiary, the option becomes fully exercisable for the remaining term of the option on the later of the optionee’s attainment of age 64 or the date which is 6 months after the grant date. In the event of a Change of Control (as defined in the Company’s 1998 Long Term Incentive and Share Award Plan), all outstanding restricted stock units become fully vested. The terms of outstanding restricted stock units provide that such units will be forfeited immediately upon a termination of employment for any reason.
The table above shows the value of the accelerated exercisability of stock options and the value of the accelerated vesting of restricted stock units if an event giving rise to accelerated vesting occurs as of February 27,2010.
In the event of a termination by the Company for cause, a termination by the NEO without Good Reason, death, disability or retirement, the named executive officer will not be entitled to any compensation or benefits other than compensation and benefits generally available to all salaried employees on a nondiscriminatory basis and pension benefits under SERP.

AUDIT COMMITTEE
Report of the Audit Committee
The Audit Committee is composed of four independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee retains the Company’s independent auditors.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to express an opinion as to the conformity of such financial statements with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board.
In performance of its oversight function, the Audit Committee has reviewed and discussed the Company’s audited financial statements for Fiscal 2009 and the performance and fees of PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, with management. The Audit Committee has also met and discussed with PwC the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as may be modified or supplemented, relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from PwC required by the Public Company Accounting Oversight Board (United States) confirming their independence from management and the Company. Lastly, the Audit Committee has met with the internal auditors to ensure that PwC, management and the internal auditors were carrying out their respective responsibilities. Both PwC and the internal auditors have full access to the Audit Committee, including regular meetings without management present. Based on the review of the audited financial statements and the discussions and review with the independent registered public accounting firm mentioned above, the Audit Committee recommended to the Board that the audited financial statements for Fiscal 2009 be included in the Company’s Annual Report on Form 10-K for Fiscal 2009.

Audit Committee Maureen Tart-Bezer, Chair Frederic Brace Dan Kourkoumelis Edward Lewis

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee reappointed PwC, independent registered public accounting firm, as the Company’s independent registered public accounting firm for Fiscal 2009. One or more representative(s) of PwC will be present at the Annual Meeting, will be given an opportunity to make a statement and will be available to respond to questions.
Fees and Services
The following table presents aggregate fees billed to the Company by PwC for professional services rendered for Fiscal 2009 and Fiscal 2008.

	2009	2008

Audit Fees(1)	$2,589,000	$2,965,000
Audit-Related Fees(2)	366,000	420,000
Tax Fees(3)	298,405	226,605

PwC Total Fees	$3,253,405	$3,611,605

(1)	Audit Fees represent fees for professional services provided in connection with the audit of the Company’s consolidated annual financial statements and review of the quarterly financial statements and internal controls over financial reporting, and audit services in connection with statutory or regulatory filings, consents or other SEC matters.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” In Fiscal 2008, this category consisted of fees associated with the acquisition of Pathmark. In Fiscal 2009, this category consisted of fees associated with the issuance of preferred stock and high yield debt in August 2009.

(3)	Tax Fees consist of fees billed for professional services rendered for tax consulting services.
Pre-Approval Process and Policy
Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Our Audit Committee pre-approved all such audit and non-audit services provided by the independent auditors in Fiscal 2009 and 2008. These services have included audit services, audit-related services, tax services and other services.

STOCKHOLDER PROPOSALS
The Company will consider including a stockholder’s proposal in the proxy statement and form of proxy for the Annual Meeting of Stockholders for Fiscal 2009 if it receives such proposal at the principal office of the Company no later than January 29, 2010. In order for a proposal submitted outside of Rule 14a-8 of the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be received by April 15, 2010.
OTHER MATTERS
No business other than that set forth in the attached Notice of Annual Meeting is expected to come before the Annual Meeting. However, should any other matters requiring a vote of stockholders arise, including the question of adjourning the Annual Meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company. In the event that any of the above-named nominees for the office of director shall withdraw or otherwise become unavailable, the persons named as proxies may vote for other persons in their place in the best interest of the Company.

By Order of the Board of Directors

CHRISTOPHER W. MC GARRY Senior Vice President, General
Counsel & Secretary
Dated: May _____, 2010

APPENDIX A
THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

CHARTER

I.
We, the subscribers, Royall Victor, Edward H. Green and Laurence A. Crosby, the post office address of all of whom is 49 Wall Street, New York, New York, all being of full age, do under and by virtue of the General Laws of the State of Maryland authorizing the formation of corporations, associate ourselves with the intention of forming a corporation.
II.
The name of the corporation (which is hereinafter called the “Corporation”) is:
“THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.”
III.
The purpose for which the Corporation is formed and the business or objects to be carried on and promoted by it are as follows:
To buy, or otherwise acquire, import, manufacture, prepare for market, sell or otherwise dispose of, export and deal in and with, all kinds of teas, coffees, cocas, chocolates, soups, syrups, beverages, drinks and materials for the manufacture thereof, groceries, vegetables, fruits, meats, fish, all products of the farm or dairy foods and food products for human use or consumption, feed and feedstuffs for animal consumption, tobacco, waters, perfumes, fats, oils, soaps, and soap powders, candies, confections, gums of every kind and description whatsoever.
To raise, breed, acquire, use, sell and otherwise deal in cattle, sheep, swine, horses and other livestock and poultry; to plant cultivate, raise, produce, use, acquire, sell and otherwise deal in vegetables, fruits, cereals and other products of the farm, plantation or garden; to buy, lease or otherwise acquire and to own, use, develop, operate, sell, let or otherwise dispose of plantations, pastures, farms of every kind and description, woodlands and any other land or any interest therein, to acquire, lease, own, use, operate, sell, let or otherwise dispose of fisheries and their products of every kind and description, and to acquire, manufacture, import, produce, prepare, use, export, sell or otherwise deal in any of the products or by-products of any of the foregoing and any other articles in which any of the said products or by-products form a component, part in any form whatsoever.
To acquire, import, manufacture, produce, prepare for market, use, export, sell and deal and trade in labels, boxes, packages, containers of every material, glass, glass jars, glassware, earthenware, china, pottery, tin and tin-plate and cans.

To construct, acquire, lease own, use, operate, sell, let and otherwise dispose of factories, mills, works, plants, and refineries of every kind and description for the manufacture and production of products of every kind and description.
To construct, acquire, lease, own, use, operate, sell, let and otherwise dispose of ice-making plants, refrigerating and cold storage plants and refrigerator cars and buy, sell and deal in, the products and by-products thereof.
To construct, acquire, lease, own, use, operate, sell, let and otherwise dispose of slaughter houses and packing houses of every description, grain or other elevators warehouses, hotels, dwelling, houses, garages, wharves, piers, docks and other buildings and structures, and ships, vessels, boats, automobiles, trucks and other vehicles for transportation.
To maintain and conduct stores for the sale of any articles of commerce at wholesale or retail or both.
To carry on the business of warehousing and all business incidentals thereto, including the issuing of warehouse receipts, negotiable or otherwise and the making of advances or loans upon the security of goods warehoused.
To manufacture, purchase or otherwise acquire, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, invest, trade, deal in and deal with goods, wares and merchandise and real and personal property of every class and description.
To acquire, lease, hold, use, sell, assign, let, grant licenses in, respect of, mortgage, pledge or otherwise dispose of letters patent of the United States of America or any foreign country, patent rights, licenses, privileges, inventions, improvements, processes, formulae, copyrights, trade-marks, trade names and brands, relating to or useful in connection with any business of the Corporation.
To act as commission agent or as general or special agent.
To acquire the goodwill, rights, property and assets of any, and all kinds of any individual, firm, association or corporation and to pay for the same in cash, stock, bonds, debentures, securities or other property of this Corporation or otherwise in any manner permitted by law.
To acquire by purchase, subscription or otherwise and to invest in, hold, sell, assign, or otherwise dispose of, mortgage of, pledge bonds or other obligations or securities of any individual, firm, association, government or subdivision thereof and stocks, bonds, securities or other obligations of any other corporation or corporations, to exchange therefor its stock, bonds or other obligations, as well as any other of its property, in any manner permitted by law, and as owner of any such stocks, bonds, securities or other obligations to exercise all the rights, powers and privileges of ownership including the right to vote thereon for any and all purposes to assist individuals, firms, associations or corporations by subscribing to capital or otherwise, to make loans to or otherwise aid any individual, firm, association or corporation, to make or give any guarantee of or respecting stocks, securities, bonds, contracts or other obligations and do any and all acts or things toward the preservation, protection, improvement or enhancement in value of any stocks, bonds, securities or other obligations held by the Corporation so far as may be permitted by law.

To purchase and otherwise acquire shares of stock of the Corporation and, to the extent permitted by law, to hold, re-issue, sell, assign, mortgage, pledge or otherwise dispose of or retire shares of its stock so acquired or purchased; and to redeem or purchase for retirement or redemption shares of its own stock.
To cause to be formed, merged, consolidated, or reorganized and to promote and aid in any way permitted by law the formation, merger, consolidation or reorganization of any corporation.
To borrow money, to issue bonds, debentures, notes or obligations of the Corporation from time to time and for any of the objects or purposes of the Corporation and to secure the same by mortgage, pledge, deed of trust, or otherwise and to sell or otherwise dispose of any or all of such bonds, debentures, notes or obligations in such manner and upon such terms as the Board of Directors may deem convenient.
To carry on any business herein provided for, in its own name for its own use and account or as agent or for or with or through or with the aid of or in the name of any other persons, firms, associations or corporations.
To do and transact all acts, business and things incident to or in any manner connected with or necessary or convenient to carry out any of the purposes or objects above expressed.
To have one or more offices to conduct its business in any or all of the branches in the State of Maryland and in other states and territories of the United States and in the District of Columbia and in any or all of the dependencies, colonies or possessions of the United States of America and in any foreign countries, and to acquire, hold, own, mortgage, sell convey or otherwise dispose of real and personal property of every class and description and to maintain offices and agencies either within or anywhere without the State of Maryland.
In general, to do any and all things, exercise any and all powers which it may now or hereafter be lawful for the Corporation to do or exercise under and in pursuance of the laws which may be now or hereafter applicable to the Corporation.
The foregoing clauses shall be construed both as objects and powers but shall not be held or be deemed to limit or restrict in any manner the powers of this Corporation.
IV.
The post office address of the place at which the principal office of the Corporation in this State will be located is HSC Agent Services, Inc., 245 West Chase Street, Baltimore, Maryland 21202. The resident agent of the Corporation is HSC Agent Services, Inc., whose post office address is 245 West Chase St., Baltimore, Maryland 21201. Said Resident Agent is a corporation of the State of Maryland.
V.
The number of Directors of the Corporation shall be eleven, which number may be increased or decreased pursuant to the bylaws of the Corporation and shall never be less than three. The names of the current directors of the Corporation who shall act until their successors are duly elected and qualified are:

John D. Barline
Jens-Jurgen Bockel
Frederic Brace
Bobbie Gaunt
Andreas Guldin
Christian W.E. Haub
Dan P. Kourkoumelis
Edward Lewis
Gregory Mays
Maureen B. Tart-Bezer
Terrence Wallock
Directors need not be stockholders in the Corporation.
VI.
The total number of shares of stock which the Corporation shall have authority to issue is two hundred sixty-three million shares, of which three million shares are Preferred Stock without par value, issuable in one or more series as provided this ARTICLE VI, and two hundred sixty million shares are common stock par value one dollar for an aggregate par value of all shares of all classes of two hundred sixty million dollars.
The Board of Directors, upon execution and filing of articles supplementary to the Articles of Incorporation, is authorized to issue Preferred Stock from time to time in one or more series, and to classify or reclassify any unissued shares by fixing or altering in any one or more respects, from time to time, before issuance of such shares, the designations, performances, rights, voting powers, restrictions, and qualifications of, the dividends on, the times and prices of redemption of, and the conversion rights of the shares of any such series including without limitation the stated capital value, dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation rights, and the number of shares constituting any such series, or any or all of them, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume their original status as authorized and unissued shares of Preferred Stock not classified as shares of any series.
VII.
The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized.
No holders of stock of the Corporation, of whatever class, shall have any preemptive right of subscription to any shares of any class of stock or to any securities convertible into shares of stock of the Corporation, nor any right of subscription to any thereof other than such, if any, as the Board of Directors in its discretion may determine and at such price as the Board of Directors in its discretion may fix; and any shares or convertible securities which the Board of Directors may determine to offer for subscription to holders of stock may, as the Board of Directors shall determine, be offered to holders of any class or classes of stock at the time existing to the exclusion of holders of any or all other classes at the time existing.

The Corporation reserves the right from time to time to make any amendment of its charter now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in its charter, of any outstanding stock.
The duration of the Corporation is to be perpetual.
VIII.
Any officer and any employee may be removed (except from the office of Director) at any time by a vote of a majority of the whole Board of Directors. Any officer and any employee not elected or appointed by the Board of Directors may be removed at any time by any Committee or officer or employee upon whom such power or removal may be conferred by the bylaws or by vote of the Board of Directors. Any Director may be removed from the office at any time by the vote of a majority of all the shares of stock outstanding and entitled to vote at that time for the election of Directors.
The Corporation shall indemnify and advance expenses to any person who is or was a director or officer of the Corporation to the maximum extent now or hereafter permitted by law in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) arising out of such person’s service as a director or officer of the Corporation or of another organization at the Corporation’s request.
The Corporation shall indemnify any person who is or was an employee or agent of the Corporation as and to the extent required by law and may, as authorized at any time by general or specific action of the Board of Directors, further indemnify such individuals to the maximum extent now or hereafter permitted by law, in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) arising out of such person’s service in such capacity to the Corporation or to another organization at the Corporation’s request.
To the maximum extent permitted by Maryland law, as in effect from time to time, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any provision of the charter or bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in or arising out of his position, whether or not the Corporation would have the power to indemnify him hereunder.
No contract or other transaction between the Corporation and any other corporation shall be affected or invalidated by the fact that any one or more of the directors of the Corporation is or are interested in or is or are a director or directors or officer or officers of such other corporation, and no contract or other transaction between the Corporation and any other person or firm shall be affected or invalidated by the fact that any one or more directors of the Corporation is a party to, or are parties to, or interested in, such contract or transaction; provided that, if such contract or other transaction is one which requires action by the Board of Directors of the Corporation, the nature and extent of the interest of such director or directors in such contract or other transaction and/or the fact that such director or directors is or are a director or directors or officer or officers of such other corporation is disclosed at the meeting of the Board of Directors at which such contract or other transaction is authorized and such director or directors abstains or abstain from voting with respect thereto.